Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

SAMSON RESOURCES COMPANY

AS SELLER

AND

BAKKEN HUNTER, LLC

AS BUYER

DATED AS OF

NOVEMBER 21, 2012

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	PURCHASE AND SALE		9
	2.1	Interests	9
	2.2	Wells	9
	2.3	Equipment	10
	2.4	Production	10
	2.5	Easements and Surface Agreements	10
	2.6	Contract Rights and Permits	10
	2.7	Files and Records	10
	2.8	Oneok Contracts	11
	2.9	Retained Assets	11

3.	PURCHASE PRICE AND ALLOCATION		12
	3.1	Base Purchase Price	12
	3.2	Escrow Agreement, Performance Deposit and Payment	13
	3.3	Adjustments to the Base Purchase Price	13
	3.4	Allocation of Base Purchase Price	16
	3.5	Tax Allocation	16

4.	ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS		17
	4.1	Access	17
	4.2	Disclaimer	17
	4.3	Governmental Reviews	19

5.	SELLER’S REPRESENTATIONS AND WARRANTIES		19
	5.1	Existence	19
	5.2	Authority, Binding Obligations	20
	5.3	Violations	20
	5.4	Compliance	20
	5.5	Payment of Royalties	20
	5.6	Taxes	20
	5.7	Litigation and Claims	20
	5.8	Sale Contracts	21
	5.9	Notices	21
	5.10	Take-or-Pay	21
	5.11	Timely Payment	21
	5.12	Imbalances	21
	5.13	Outstanding Obligations	21
	5.14	Brokers	21
	5.15	Bankruptcy	21
	5.16	No Violation of Covenants	21
	5.17	Consents	22
	5.18	Preferential Purchase Rights	22
	5.19	Wells	22

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	5.20	Material Contracts	22
	5.21	Hedging	23
	5.22	Payout	23
	5.23	No Liens	24
	5.24	Judgments; Governmental Authorizations	24
	5.25	Accuracy of Records	24
	5.26	Personal Property and Equipment	24
	5.27	Calls on Production	24
	5.28	Casualty and Condemnation	24
	5.29	Lease Provisions	25
	5.30	Environmental Matters	25
	5.31	Suspense Accounts	26
	5.32	Additional Interests	26

6.	BUYER’S REPRESENTATIONS AND WARRANTIES		27
	6.1	Information	27
	6.2	Knowledge and Experience	27
	6.3	No Other Warranties	28
	6.4	Formation, Good Standing and Authority	28
	6.5	Liability for Broker’s Fees	28
	6.6	Financial Resources	28
	6.7	Bankruptcy	28
	6.8	Qualification to Assume Operatorship	28
	6.9	Title Defects	29
	6.10	Environmental Defects	29

7.	TITLE		29
	7.1	Title Defects	29
	7.2	Additional Interests	30
	7.3	Notices	30
	7.4	Adjustments to Base Purchase Price	31
	7.5	Deductible for Title Defects	33
	7.6	Termination	33

8.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY		33
	8.1	Environmental Defect Notice	33
	8.2	Remedy for Environmental Defects	34
	8.3	Acceptance of Environmental Condition	36
	8.4	NORM	37
	8.5	Environmental Indemnities	38
	8.6	Deductible for Environmental Defects	38

9.	THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS		39
	9.1	Third Party Notices	39
	9.2	Preferential Purchase Right Exercise	39
	9.3	Preferential Purchase Right Failure to Purchase	39
	9.4	Withheld Assets	39

10.	CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING		40
	10.1	Seller’s Conditions to Closing	40
	10.2	Buyer’s Conditions to Closing	41
	10.3	Closing Settlement Statement	43
	10.4	Closing Date and Place	43
	10.5	Closing Activities	43

11.	POST-CLOSING OBLIGATIONS; ONEOK ASSIGNMENT AND ASSUMPTION AGREEMENT		44
	11.1	Recordation and Filing of Documents	44
	11.2	Records	45
	11.3	Post Closing Statement	45
	11.4	Suspense Accounts	45
	11.5	Oneok Assignment and Assumption Agreement	46
	11.6	Further Assurances	46

12.	TAXES		46
	12.1	Property Taxes	46
	12.2	Production, Severance and Excise Taxes	47
	12.3	Other Taxes	47
	12.4	Cooperation	48
	12.5	Income Taxes	48

13.	OWNERSHIP OF ASSETS		48
	13.1	Distribution of Production	48
	13.2	Proration of Income and Expenses	49
	13.3	Notice to Remitters of Proceeds	49

14.	INTERIM OPERATIONS		49
	14.1	Standard of Care	49
	14.2	Liability of Operator	51
	14.3	Removal of Signs	52
	14.4	Third-Party Notifications	52
	14.5	No Negotiation	52
	14.6	Release of Indebtedness	52

15.	EXCHANGE PROVISION		52

16.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION		53
	16.1	Definitions	53
	16.2	Buyer’s Assumption of Obligations	53
	16.3	Buyer’s General Indemnity	55
	16.4	Seller’s General Indemnity	55
	16.5	Limitation on Indemnification	57
	16.6	Further Limitation on Indemnification	57
	16.7	Indemnification Procedures	58

17.	CASUALTY LOSS		59

18.	NOTICES		60

19.	TERMINATION		61
	19.1	Termination	61
	19.2	Liabilities Upon Termination; Deposit Amount	62

20.	MISCELLANEOUS		63
	20.1	Entire Agreement	63
	20.2	Survival	63
	20.3	Selected Arbitration	63
	20.4	Confidentiality	64
	20.5	Choice of Law	64
	20.6	Assignment	64
	20.7	No Admissions	64
	20.8	Amendments	65
	20.9	Counterparts	65
	20.10	Third-Party Beneficiaries	65
	20.11	Specific Performance	65
	20.12	Public Communications	65
	20.13	Headings	66
	20.14	Expenses	66
	20.15	Waiver of Consumer and Other Rights	66
	20.16	Non-Business Days	67

List of Exhibits:

Exhibit “A” — Schedule of Leases

Exhibit “B” — Schedule of Wells

Exhibit “C” — Allocated Values

Exhibit “D” — Conveyance

Exhibit “E” — Certification of Non-Foreign Status

Exhibit “F” — Escrow Agreement

List of Schedules:

Schedule 1.1 — Rights-of-Way and Easements

Schedule 1.1(a) — Liens

Schedule 2.3 — Seller Operated Equipment

Schedule 2.9(f) — Excluded Offices and Yards

Schedule 3.3(a)(iv) — Royalty Overpayments and Offsets

Schedule 3.3(a)(vi) — Delay Rentals

Schedule 5.7 — Litigation

Schedule 5.9 — Notices

Schedule 5.13 — Outstanding Obligations

Schedule 5.17 — Consents

Schedule 5.18 — Preferential Purchase Rights

Schedule 5.20 — Material Contracts

Schedule 5.22 — Payouts

Schedule 5.29 — Lease Expirations

Schedule 5.31 — Suspense Accounts

Schedule 8.1 — Certain Environmental Matters

Schedule 11.5 — Certain Terms of Oneok Assignment and Assumption Agreement

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), made as of November 21, 2012 (“Execution Date”) by and between SAMSON RESOURCES COMPANY, an Oklahoma corporation, whose address is Samson Plaza, Two West Second Street, Tulsa, Oklahoma 74103 (“Seller”) and BAKKEN HUNTER, LLC, a Delaware limited liability company, whose address is 410 Seventeenth Street, Suite 1000, Denver, Colorado 80202 (“Buyer”) (Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

1.                                      DEFINITIONS

“Additional Interest” has the meaning set forth in Section 7.2.

“AFE” means an authority for expenditure.

“Affiliate” means any entity directly or indirectly owned by Samson Investment Company, a Nevada corporation, and the parent of the Seller.

“Allocated Values” has the meaning set forth in Section 3.4.

“Asset” and “Assets” has the meaning set forth in Article 2.

“Assumed Obligations” has the meaning set forth in Section 16.2.1.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Tulsa, Oklahoma.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 16.1.

“Casualty Defect” has the meaning set forth in Article 17.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Claim Notice” has the meaning set forth in Section 16.7.2.

“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character, whether known or unknown, including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Closing” has the meaning set forth in Section 10.4.

“Closing Date” has the meaning set forth in Section 10.4.

“Closing Settlement Statement” has the meaning set forth in Section 10.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Concurrent Contracts” means, collectively, the (i) Gas Purchase Agreement dated March 15, 2012, by and between Seller and Oneok, (ii) Gas Purchase Agreement dated March 15, 2012, by and between Baytex Energy USA Ltd. and Oneok, and (iii) Gas Purchase Agreement dated March 15, 2012, by and between Williston Hunter and Oneok.

“Consents” has the meaning set forth in Section 9.1.

“Contracts” means all contracts and agreements relating to the Interests, Wells, Equipment, Easements, Hydrocarbons, Surface Agreements or Permits, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, farmout agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, gas agreements, leases (other than an oil, gas and/or mineral lease) and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Assets; provided, however, the term “Contract” shall not include (i) any contract or agreement (other than an oil, gas and/or mineral lease) which contains a confidentiality or restriction on assignment for which Seller failed to secure a waiver or consent prior to Closing from the other party(s) to such contract or agreement after exercising commercially reasonable efforts, (ii) the Oneok Gas Purchase Agreement, or (iii) the Oneok Letter Agreements.

“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, each substantially in the form set forth on Exhibit “D”, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5.2.

“Current Tax Period” has the meaning set forth in Section 12.1.

“Defect Arbitrator” has the meaning set forth in Section 20.3.

“Defensible Title” has the meaning set forth in Section 7.1.

“Deposit” has the meaning set forth in Section 3.2(b).

“DTPA” has the meaning set forth in Section 20.15.

“Due Diligence Period” has the meaning set forth in Section 7.1.

“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises (including, but not limited to, the rights-of-ways and easements described on Schedule 1.1) acquired for, or used in connection with, or otherwise applicable to, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment or Surface Agreements, including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.

“Effective Time” means 7:00 a.m. local time where the Assets are located on August 1, 2012.

“Environmental Adjustment” has the meaning set forth in Section 8.2.1.

“Environmental Deductible Amount” has the meaning set forth in Section 8.6.

“Environmental Defect” means (i) a condition or activity with respect to an Asset that causes, or could reasonably likely be expected to cause, an Asset to be in violation of any Environmental Law, or any surface or mineral lease obligation, whether an express or implied obligation, relating to natural resources, conservation, the environment, or the generation, use, emission, release, storage, treatment, disposal, transportation, handling, or management of Hazardous Materials; or (ii) the presence of any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials in the soil, groundwater, or surface water in, on, at, or under an Asset in any manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any Governmental Authority with jurisdiction over the Assets, or by a surface or mineral lease obligation, whether an express or implied obligation.

“Environmental Defect Notice” has the meaning set forth in Section 8.1.

“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations issued, or promulgated by any Governmental Authority now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, Release, or threatened Release of Hazardous Materials on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean

Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986 (SARA), Emergency Planning and Community Right to Know Act, the Resource Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Hazardous Materials or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.

“Environmental Permits” has the meaning set forth in Section 5.30.2.

“Equipment” has the meaning set forth in Section 2.3.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Seller, Buyer and Escrow Agent, in substantially the form attached hereto as Exhibit “F” with such changes thereto that the Escrow Agent proposes and are reasonably acceptable to the Parties.

“Execution Date” has the meaning set forth in the Preamble.

“Fundamental Representations” means, with respect to Seller, the representations and warranties set forth in Sections 5.1, 5.2, 5.6, 5.14 and 5.15 and, with respect to Buyer, the representations and warranties set forth in Sections 6.4, 6.5 and 6.7.

“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Governmental Authorization” means any permit, consent, authorization, or approval of or notification to any Governmental Authority.

“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials (including NORM); (iv) petroleum or petroleum products (including crude oil, natural gas, natural gas liquids, or liquefied natural gas); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Hydrocarbons” has the meaning set forth in Section 2.4.

“Income Taxes” has the meaning set forth in Section 12.5.

“Indemnified Party” has the meaning set forth in Section 16.7.1.

“Indemnifying Party” has the meaning set forth in Section 16.7.1.

“Interests” has the meaning set forth in Section 2.1.

“Leases” has the meaning set forth in Section 2.1.

“Loss” has the meaning set forth in Section 8.1(c).

“Material Contracts” has the meaning set forth in Section 5.20.

“Net Mineral Acres” means, as calculated separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s working interest in such Lease.

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 16.7.3.

“Oneok” means Oneok Rockies Midstream, LLC, having an address of P.O. Box 871, Tulsa, Oklahoma 74102-0871.

“Oneok Assignment and Assumption Agreement” has the meaning set forth in Section 11.5.

“Oneok Contracts” means, collectively, the Oneok Letter Agreements and the Oneok Gas Purchase Agreement.

“Oneok Gas Purchase Agreement” means that certain Gas Purchase Agreement dated March 15, 2012 by and between Oneok, as buyer and Samson Resources Company, as seller, covering the sale of natural gas from the Assets.

“Oneok Letter Agreements” means, collectively, the (i) letter agreement dated March 15, 2012, between Seller, Baytex Energy USA Ltd. and Williston Hunter regarding amendments to the Concurrent Contracts and (ii) letter agreement dated March 15, 2012, between Seller, Baytex Energy USA Ltd. and Williston Hunter regarding MVA allocations under the Concurrent Contracts.

“Open Defect” has the meaning set forth in Section 7.4.3.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” means:

(i)                                    any third party consents to assignment and similar agreements set forth on Schedule 5.17 with respect to which waivers or consents are obtained prior to Closing or which are typically obtained from a Governmental Authority after Closing;

(ii)           easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not, individually or in the aggregate, (A) materially interfere with the use, operation or development of the Assets or materially affect the value thereof or (B) as to a particular Asset, (1) reduce the net revenue interest of Seller in any such Asset (x) listed on Exhibit “B” below the net revenue interest shown therefor on Exhibit “B” or (y) not listed on Exhibit “B”, (2) increase the working interest of Seller in such Asset above the working interest shown therefor in Exhibit “B” without a proportionate increase in the net revenue interest of Seller or (3) reduce the Net Mineral Acres of Seller in such Asset below the net mineral acres shown therefor on Exhibit “A”;

(iii)          rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority which do not, individually or in the aggregate (A) materially interfere with the use, operation or development of any of the Assets or (B) as to a particular Asset (1) reduce the net revenue interest of Seller in any such Asset (x) listed on Exhibit “B” below the net revenue interest shown therefor on Exhibit “B” or (y) not listed on Exhibit “B”, (2) increase the working interest of Seller in such Asset above the working interest shown therefor in Exhibit “B” without a proportionate increase in the net revenue interest of Seller or (3) reduce the Net Mineral Acres of Seller in such Asset below the Net Mineral Acres shown therefor on Exhibit “A”;

(iv)          materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, Tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable and payment is being withheld as provided by law or are being contested in good faith in the ordinary course of business by appropriate action and such lien is listed on Schedule 1.1(a);

(v)           defects and irregularities arising out of the lack of a survey;

(vi)          defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf;

(vii)         defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship or estate proceedings, which defects have been outstanding for ten (10) years or more;

(viii)        any of the matters disclosed on Schedule 1.1(a) to this Agreement to the extent such matters do not (1) reduce the net revenue interest of Seller in any such Asset (x) listed on Exhibit “B” below the net revenue interest shown therefor on Exhibit “B” or (y) not listed on Exhibit “B”, (2) increase the working interest of Seller in such Asset above the working interest shown therefor in Exhibit “B” without a proportionate increase in the net revenue interest of Seller or (3) reduce the Net Mineral Acres of Seller in such Asset below the Net Mineral Acres shown therefor on Exhibit “A”;

(ix)          defects or irregularities arising out of prior oil and gas leases which by their terms and on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record;

(x)           defects or irregularities arising out of liens, mortgages or deeds of trust which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record;

(xi)          defects and irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription;

(xii)         all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities that are triggered in connection with the consummation of the transactions evidenced by this Agreement and the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(xiii)        defects or irregularities arising as a result of a Lease expiring between the Effective Time and the Closing Date; and

(xiv)        Preferential Purchase Rights which are subject to Article 9.

“Permitted Wells” means all existing permits to drill wells on the Interests that have not been drilled, including locations on the Interests that are built but not drilled, along with the associated surface use agreements and rights of way.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.

“Post Closing Statement” has the meaning set forth in Section 11.3.

“Post-Closing Suspense Account Statement” has the meaning set forth in Section 11.4.

“Preferential Purchase Right” has the meaning set forth in Section 9.1.

“Property Taxes” has the meaning set forth in Section 12.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.5.

“Records” has the meaning set forth in Section 2.7.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” has the meaning set forth in Section 2.9.

“Retained Environmental Liabilities” means all Claims and Losses accruing or relating to the disposal prior to the Effective Time of any Hazardous Materials generated on, by or from the Assets and disposed on or off of the Assets.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 16.1.

“Surface Agreements” means any surface leases, surface use right or agreements or any similar surface rights, agreements or licenses relating to the Assets.

“Suspense Accounts” has the meaning set forth in Section 5.31.

“Taxes” means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including without limitation, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, excise, surtax, severance, production, pipeline transportation, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes, and any taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign tax law), or as a transferee or successor, or by contract or otherwise, including any interest, penalties or additions to any tax with respect to any of the foregoing; provided, however, that the term “Taxes” shall not include Income Taxes.

“Tax Deferred Exchange” has the meaning set forth in Article 15.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Threshold” has the meaning set forth in Section 7.4.3.

“Title Deductible Amount” has the meaning set forth in Section 7.5.

“Title Defect” has the meaning set forth in Section 7.1.

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Wells” has the meaning set forth in Section 2.2.

“Williston Hunter” means Williston Hunter Inc., a Delaware corporation and affiliate of Buyer.

“Withheld Asset” has the meaning set forth in Section 9.4.

ARTICLE 2

2.                                      PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, effective as of the Effective Time for the consideration set forth in this Agreement, all of Seller’s interest in the following (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

2.1                               Interests - All of those certain oil, gas, and/or mineral leases described on Exhibit “A” attached hereto (“Leases”), together with all other rights, titles and interests of Seller in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith, including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith, provided, however, that all of the foregoing are subject to the limitations, if any, described in said Exhibit “A” (the Leases and the lands and other interests described above are collectively referred to herein as the “Interests”).

2.2                               Wells - All of the oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores attributable to the Interests or on lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling or spacing unit which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, in-progress, permitted for drilling, plugged or unplugged, shut-in or permanently or temporarily abandoned, including, but not limited to (i) the wells identified on Exhibit “B” and (ii) the Permitted Wells (collectively, the “Wells”).

2.3                               Equipment - All of Seller’s right, title and interest in all personal property, fixtures and improvements and facilities, plants, equipment, pipelines and gathering systems, pipeline laterals, well pads, tank batteries, well heads, casing, treating equipment, treating and processing systems, compressors, power lines, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, or other equipment of any kind, appurtenant to the Interests or Wells or used in connection with the ownership or operation of the Interests or Wells or the production, treatment, sale or disposal of Hydrocarbons, including, but not limited to, the property that is listed on Schedule 2.3 which is used in connection with the ownership or operation of the Seller operated Interests and Wells (collectively, the “Equipment”).

2.4                               Production - All of the oil, natural gas, condensate, casinghead gas, products or other minerals or hydrocarbons, attributable or allocable to the Interests or Wells (i) from and after the Effective Time or (ii) which are in storage above the pipeline connection as of the Effective Time (the “Hydrocarbons”).

2.5                               Easements and Surface Agreements - All the Easements and the Surface Agreements including, but not limited to, the Easements and Surface Agreements associated with the Permitted Wells.

2.6                               Contract Rights and Permits - All of Seller’s right, title and interest in the Contracts and all environmental and other governmental (whether federal, state, tribal or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Interests, Wells, Equipment, Hydrocarbons, Easements or Surface Agreements (the “Permits”).

2.7                               Files and Records - Originals or copies of all of the files, records and data relating to the items and interests described in Sections 2.1 through 2.6 above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, prospect information, contracts, production records, all logs including electric logs, core data, pressure data, operational records, technical records, production and processing records, contract files, and all related materials in the possession or control of Seller or its Affiliates, less and except all information and data under contractual restrictions on assignment for which Seller failed to secure a waiver prior to Closing from the other party(s) to such contract after exercising commercially reasonable efforts, all privileged legal files and records (other than title opinions, related documents and legal files and records included in, or are part of, the above-referenced files and records), Seller’s federal or state income, franchise or margin Tax files and records, employee files, reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer), competing bids, proprietary data (as reasonably determined in good faith by Seller), intellectual property, or seismic, geophysical, geological or other similar information or data (collectively, the “Records”).

2.8                               Oneok Contracts - At Closing, Buyer shall assume a share of Seller’s rights and obligations under the Oneok Gas Purchase Agreement pursuant to the terms and conditions set forth in the Oneok Assignment and Assumption Agreement as more specifically set forth in Section 11.5.  For purposes of clarification, the

Parties acknowledge and agree that the Assets shall not include the Oneok Contracts.

2.9                               Retained Assets - Notwithstanding anything to the contrary in Sections 2.1 through 2.7 or elsewhere herein, the Assets do not include the following (collectively, the “Retained Assets”):

(a)                                 All claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts to the extent that such claims and causes of action are attributable to (A) periods of time prior to the Effective Time (including claims for adjustments or refunds) and (B) any Claim for which Seller is required to indemnify Buyer Group under this Agreement, or (iii) with respect to any of the Retained Assets, copies of all Records necessary to process such claims after the Closing.

(b)                                 All rights and interest of Seller (i) under any policy or agreement of insurance or (to the extent attributable to a Claim for which Seller is required to indemnify Buyer Group under this Agreement) indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time.

(c)                                  All claims of Seller for refunds or loss carry forwards with respect to (i) production, severance or any other Taxes attributable to the Assets for any period prior to the Effective Time paid by Seller or for which an adjustment to the Base Purchase Price was made under Section 3.3(a), (ii) Income Taxes or (iii) any Taxes attributable to the Retained Assets.

(d)                                 All proceeds, income, revenues, refunds or other benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, to the extent attributable to production or services Seller performed prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time or (ii) any Retained Assets.

(e)                                  All documents and instruments of Seller relating to the Assets that may be protected by an attorney client or work product privilege (excepting title opinions and related documents and other documents and instruments included in the Records).

(f)                                   Seller’s field offices, yard and water well as more specifically described on Schedule 2.9(f).

(g)                                  Without limiting the seismic data exclusions set forth in Section 2.7 above, all seismic, geophysical, geological or other similar data associated with the “Blooming Prairie” seismic shoot.

(h)                                 All audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any Retained Assets.

(i)                                     All surface rights not specifically associated with or used in conjunction with the Assets.

(j)                                    All Assets excluded from this Agreement pursuant to Sections 7.4.3(b), 8.2.2, 9.2 or 9.4.

(k)                                 All rights and obligations associated with that certain letter agreement dated July 18, 2012, by and between Seller and Oneok.

(l)                                     If by virtue of the limitation described on Exhibit “A” Seller is retaining an interest in a portion of the lands covered by an oil, gas and/or mineral lease described on Exhibit “A”, then the Retained Assets shall include all rights and obligations (i) associated with the ownership and operation of such interest in such lands and (ii) arising under each such oil, gas and/or mineral lease in which Seller is so retaining an interest in a portion of the lands covered thereby to the extent attributable to such interest in such lands.

ARTICLE 3

3.                                      PURCHASE PRICE AND ALLOCATION

3.1                               Base Purchase Price - Buyer agrees to pay for the Assets the total sum of Thirty Million and No/100 Dollars ($30,000,000.00) (“Base Purchase Price”) to be paid by direct bank deposit or wire transfer in same day funds at the Closing, subject only to the price adjustments set forth in this Agreement.

3.2                               Escrow Agreement, Performance Deposit and Payment -

(a)                                 The Parties shall execute, and shall use commercially reasonable efforts to cause the Escrow Agent to execute, the Escrow Agreement on or before November 27, 2012.  Prior to the time that the Escrow Agreement is executed by the Parties and the Escrow Agent, the Parties agree to provide such information as the Escrow Agent may reasonably request in connection with the Escrow Agreement.  The fees and expenses of the Escrow Agent shall be paid one-half by Buyer and one-half by Seller.

(b)                                 As evidence of good faith, Buyer will deposit with the Escrow Agent pursuant to the Escrow Agreement, as promptly as reasonably possible but not later than November 27, 2012, a performance deposit equal to Two Million and No/100 Dollars ($2,000,000.00) (the “Deposit”), which Deposit shall be held by the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement and this Agreement.  If (i)(A) the Escrow Agreement is not executed by the Parties and the Escrow Agent on or before November 27, 2012 and (B) Seller is not in breach of its obligations and covenants set forth in Section 3.2(a) or (ii) the Escrow Agreement is executed by Seller and the Escrow Agent and Buyer fails to deliver the Deposit to the Escrow Agent on or before November 27, 2012, then in either case Seller may terminate this Agreement by delivering written notice thereof to Buyer on or before November 29, 2012, in which event this Agreement shall thereafter terminate and be of no further force and effect, except that the provisions of Sections 20.4 and 20.5 shall survive.  If Seller fails to deliver such notice to Buyer on or before November 29, 2012, then Seller shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3.2(b).

(c)                                  In the event the Closing occurs, the Deposit (together with all interest earned thereon) shall be applied to the Base Purchase Price to be paid at Closing, subject to the other adjustments thereto as set forth in this Agreement.  If (i) this Agreement is not terminated by Seller pursuant to Section 3.2(b), (ii) Closing does not occur and (iii) this Agreement is terminated in accordance with the terms of this Agreement, then the Deposit (together with all interest earned thereon) shall be released to Seller or Buyer pursuant to the Escrow Agreement, as provided in Article 19 below.  The Parties agree to deliver joint written instructions to the Escrow Agent regarding the delivery of the Deposit to the Party entitled to receive the same pursuant to this Section 3.2, or Article 19.

3.3                               Adjustments to the Base Purchase Price - The Base Purchase Price shall be adjusted as follows:

(a)                                 Upward Adjustments - The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)            all normal and customary (A) production expenses, (B) operating expenses, (C) operated and non-operated overhead charges which are chargeable to the joint account pursuant to the terms of the applicable joint operating agreement listed on Schedule 5.20 (or, with respect to those Seller-operated Assets that are not burdened by an existing joint operating agreement, such overhead charge shall be deemed to be equal to $11,000.00 per month for each operated well that is being drilled and $1,100.00 per month for each operated well that is producing), and (D) capital expenditures, which in each case are paid (or pre-paid) (or, with respect to such operated overhead charges, incurred) by Seller in connection with the ownership and operation of the Assets and attributable to the periods from and after the Effective Time (including, without limitation, royalties and production, severance and excise Taxes, capital expenses and other costs Seller paid that are attributable to Hydrocarbons produced and saved from and after the Effective Time, and pre-paid charges paid by Seller that relate to the ownership and operation of the Assets and attributable to the periods from and after the Effective Time);

(ii)           all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income received by Buyer attributable to production, ownership and operation of the Assets prior to the Effective Time, provided, however, that there shall not be any upward adjustment to the Base Purchase Price for any proceeds or income Buyer receives that are attributable to the ownership or sale of the Hydrocarbons described in subclause (ii) of Section 2.4;

(iii)          all adjustments for oil in storage above the pipeline connection, as provided in Section 13.1;

(iv)          all royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time which are described on Schedule 3.3(a)(iv);

(v)           Taxes (other than Income Taxes) attributable to ownership on or after the Effective Time that are paid or to be paid by Seller;

(vi)          all delay rentals or expenditures that are described on Schedule 3.3(a)(vi), or are approved in writing by Buyer and are paid by Seller before or after the Effective Time for options to extend and renew Leases after the Effective Time; and

(vii)         any other upward adjustments to the Base Purchase Price specified in this Agreement.

(b)                                 Downward Adjustments. - The Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)            all production expenses, operating expenses, operated and non-operated overhead charges which are chargeable to the joint account pursuant to the terms of the applicable joint operating agreement listed on Schedule 5.20 and other expenses, costs and charges paid (or, with respect to such operated overhead charges, incurred) by Buyer in connection with the ownership and operation of the Assets and attributable to periods prior to the Effective Time, including, without limitation, royalties and production, severance and excise Taxes, capital expenses and other costs attributable to Hydrocarbons produced and saved prior to the Effective Time;

(ii)           all proceeds attributable to the sale of Hydrocarbons and all other income received by Seller and attributable to the production, operation or ownership of the Assets on or after the Effective Time;

(iii)          all adjustments regarding Title Defects, in accordance with the provisions of Article 7;

(iv)          all adjustments regarding Environmental Defects, in accordance with the provisions of Article 8;

(v)           all adjustments regarding exercised Preferential Purchase Rights, as contemplated in Article 9;

(vi)          all adjustments regarding Casualty Defects, in accordance with the provisions of Article 17;

(vii)         an amount equal to the amounts held in the Suspense Accounts as of the Closing, as contemplated in Section 11.4;

(viii)        an amount equal to the Deposit (together with all interest earned thereon);

(ix)          Taxes attributable to ownership prior to the Effective Time that are paid or to be paid by Buyer; and

(x)           any other downward adjustments to the Base Purchase Price specified in this Agreement.

3.4                               Allocation of Base Purchase Price - Exhibit C attached hereto sets forth (i) the working interests and associated net revenue interests attributable to the Wells listed on Exhibit “B” and (ii) the number of Net Mineral Acres covered by each Lease.  Seller and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on Exhibit “C” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any Preferential Purchase Rights, (ii) determining the value of a Title Defect, and (iii) calculating the amount of the adjustment to be made to the Base Purchase Price pursuant to the terms of this Agreement.

3.5                               Tax Allocation - Within thirty (30) days following the Closing, Buyer shall prepare or cause to be prepared and shall deliver to Seller a draft allocation of the Base Purchase Price as adjusted pursuant to Section 3.3, prepared in accordance with Section 1060 of the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local or foreign law, as appropriate) (each such allocation, a “Purchase Price Allocation”).  Within ten (10) days after the receipt of such draft Purchase Price Allocation, Seller will propose to Buyer in writing any objections or proposed changes to such draft Purchase Price Allocation (and in the event that no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Purchase Price Allocation).  In the event of objections or proposed changes, Buyer and Seller will attempt in good faith to resolve any differences between them with respect to the Purchase Price Allocation, in accordance with requirements of Section 1060 of the Code, within ten (10) days after Buyer’s receipt of a timely written notice of objection or proposed changes from Seller.  If Buyer and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to an independent accounting firm, the identity of which shall be agreed upon by Buyer and Seller each acting reasonably, for resolution.  Promptly, but by no later than ten (10) days after submission to it of the dispute(s), the independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation, which report shall be conclusive and binding upon the Parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Buyer and one-half by Seller.  Buyer and Seller shall report, act, and file in all respects and for all Tax purposes (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocations set forth on the Purchase Price Allocation so finalized, and shall take no position for Tax purposes inconsistent therewith unless required to do so by applicable law.  Buyer and Seller shall reasonably cooperate in the preparation, execution and filing and delivery of all documents, forms and other information as the other Party may reasonably request to assist in the preparation of any filings relating to the allocation, pursuant to this Section 3.5.

ARTICLE 4

4.                                      ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS

4.1                               Access - Promptly upon execution of this Agreement, but not later than two (2) Business Days after the Execution Date, Seller shall provide Buyer and Buyer’s authorized representatives (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the Assets to allow Buyer to conduct on-site Phase I environmental site assessments of the Assets, to the extent Seller has the right to grant such access (and if Seller does not have the right to grant such access, Seller shall use commercially reasonable efforts to obtain any consents necessary to enable Buyer and Buyer’s representatives such access), and (ii) access to the Records and other Assets, to the extent such data and records are in Seller’s or its Affiliate’s or representatives’ possession or control and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use commercially reasonable efforts to obtain any consents necessary to allow Buyer to review such data or information).  In connection with any on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any invasive tests of any nature on the Assets without the express written consent of Seller, such consent of Seller not to be unreasonably withheld or delayed, and any applicable third Person operator.

IN CONNECTION WITH GRANTING SUCH ACCESS, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP, BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER GROUP FOR INJURY TO, OR DEATH OF PERSONS, OR DAMAGE TO PROPERTY INCURRED OR DIRECTLY CAUSED BY BUYER OR ITS REPRESENTATIVES IN CONNECTION WITH THE PERFORMANCE OF THIS DILIGENCE AND BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ALL SUCH CLAIMS.

4.2                               Disclaimer - Buyer specifically understands and acknowledges the following:

4.2.1                     Title - Title to the Assets shall be transferred and conveyed to Buyer at Closing with a “by, through and under” warranty of title and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

4.2.2                     Disclaimer of Warranty - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, OR IN THE CONVEYANCES, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN

OR UNKNOWN; (v) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NORM OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS. IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED BY SELLER THAT ANY INSPECTIONS OR OTHER DUE DILIGENCE BY BUYER OF THE ASSETS SHALL NOT IMPAIR OR OTHERWISE AFFECT THE VALIDITY OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, OR IN THE CONVEYANCES.

4.2.3                     Additional Disclaimer - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, OR IN THE CONVEYANCES, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.2.4                     Independent Evaluation — Buyer has relied and will rely solely upon Seller’s representations, warranties, agreements and covenants in this

Agreement, in the certificate to be delivered by Seller to Buyer at Closing pursuant to Section 10.5.1 and in the Conveyances and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

4.3                               Governmental Reviews - Seller and Buyer shall each in a timely manner make (or cause its applicable affiliate to make) (i) all required filings (if any), including filings required under the Hart-Scott-Rodino Act (if any), and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

ARTICLE 5

5.                                      SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

5.1                               Existence - It is an entity duly organized and validly existing and in good standing under the laws of its state of formation, and is duly qualified to carry on its business and to own and operate the Assets in each jurisdiction in which the Assets are located.

5.2                               Authority, Binding Obligations - The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all required Persons and no other actions on the part of Seller are required to authorize this Agreement, the agreements and documents contemplated hereby to be executed by Seller, and the transactions contemplated hereby and thereby.  This Agreement, and all documents and instruments contemplated hereby, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to all applicable bankruptcy and other similar laws of general application with respect to creditors.

5.3                               Violations - None of the Assets that are operated by Seller are in material violation of any laws, statutes, rules, regulations, ordinances or orders applicable to any of such Assets or to the operation thereof.  To the knowledge of Seller, none of the Assets that are not operated by Seller are in material violation of any laws, statutes, rules, regulations, ordinances or orders applicable to any of such Assets or to the operation thereof.

5.4                               Compliance - Seller (and, to the knowledge of Seller, the operator of any Asset that is not operated by Seller) is in material compliance with all applicable laws (including without limitation Environmental Laws), statutes, rules, regulations, ordinances and orders of all local, tribal, state and federal Governmental Authorities having jurisdiction.

5.5                               Payment of Royalties - All royalties and in-lieu royalties with respect to the Assets which are not paid by a third party operator are and have been properly and fully paid, or are included within the suspense amounts being conveyed to Buyer pursuant to Section 11.4.  To the knowledge of Seller, all royalties and in lieu royalties with respect to the Assets which are paid by a third party operator have been properly and fully paid, or are included within the suspense amounts being conveyed to Buyer pursuant to Section 11.4.

5.6                               Taxes - There are no liens for Taxes (except for Taxes not yet due) on the Assets, and except for Transfer Taxes (which are addressed in Section 12.3) there is no unpaid Tax payable by Seller for which Buyer would become liable by reason of purchasing the Assets hereunder.  Seller has timely filed or will file all federal, state local and other Tax Returns required to be filed by Seller in connection with its ownership or operation of the Assets, such Tax Returns are true and correct in all material respects, and Seller has paid or will pay all Taxes shown as due on such Tax Returns.  To the knowledge of Seller, none of the Assets is held in an arrangement treated as a partnership for income Tax purposes.

5.7                               Litigation and Claims - Except as set forth on Schedule 5.7, neither Seller nor any of its Affiliates has received any notice of any suit, action, demand, proceeding, lawsuit or other litigation pending or, to the knowledge of either Seller or any of its Affiliates, threatened with respect to (a) any of the Assets, (b) Seller or any of its Affiliates that could reasonably be expected to adversely affect the ownership, operation or value of the Assets or any of the Wells or Leases or (c) Seller’s ability to execute and deliver this Agreement or consummate the transactions contemplated under this Agreement.

5.8                               Sale Contracts - Except for (a) Contracts governing the sale of Hydrocarbons in the ordinary course, (b) the Oneok Contracts or (c) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations, there are no contracts or options outstanding for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

5.9                               Notices - Except as set forth on Schedule 5.9, neither Seller nor any of its Affiliates has received written notice, which has not heretofore been complied with, in all material respects, of any material violation of laws, rules or regulations (federal, state and local) with respect to the Assets.

5.10                        Take-or-Pay - Seller is not obligated, under a take-or-pay or similar arrangement, to allow Hydrocarbons to be sold, without receiving full payments at the time of delivery in an amount that corresponds to the net revenue interest in the Hydrocarbons attributable to any Well, unit or Lease described in Exhibits “A” or “B”.

5.11                        Timely Payment - Seller has timely paid its share of all costs payable by it under the Leases, the Contracts and the Oneok Contracts, except those being contested in good faith.

5.12                        Imbalances - There are no gas or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Assets.

5.13                        Outstanding Obligations - Except as otherwise described in Schedule 5.13, since the Effective Time, Seller has not issued or received any outstanding authorizations for expenditures or capital commitments in excess of One Hundred Thousand Dollars ($100,000), net to Seller’s interest, or other written commitments or proposals to conduct operations on the Assets.

5.14                        Brokers - Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer or its affiliates shall have any responsibility whatsoever.

5.15                        Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Seller, threatened against Seller.

5.16                        No Violation of Covenants - Upon Closing, the transfer of the Assets to Buyer will not violate any covenants or restrictions imposed on Seller or any of its Affiliates by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets.

5.17                        Consents - Except as set forth on Schedule 5.17, there are no waivers, consents to assign, approvals or similar rights required in connection with the conveyance of the Assets from Seller to Buyer.

5.18                        Preferential Purchase Rights - Except as set forth on Schedule 5.18, there are no Preferential Purchase Rights to which the Assets are subject.

5.19                        Wells - All Wells drilled and operated by Seller and, to the knowledge of Seller, all Wells drilled and operated by any Person other than Seller, have been (a) drilled, completed, and operated in all material respects in compliance with the Leases and all applicable laws and rules, regulations, permits, judgments, orders, and decrees of any court or other Governmental Authority of competent jurisdiction, and (b) plugged and abandoned in accordance with all applicable requirements for each Governmental Authority having jurisdiction.  With respect to each Well drilled and operated by Seller or any other Person, Seller has not received an order from any Governmental Authority requiring such Well to be plugged and abandoned.

5.20                        Material Contracts

(a)                                 Set forth on Schedule 5.20 is a true and correct description of each Contract that is included in the Assets or by which any of the Assets are bound that (collectively, the “Material Contracts”):

(i)            is with Seller, on the one hand, and any Affiliate of Seller, on the other hand;

(ii)           is a contract for the sale, purchase, processing or transportation of, or creates a purchase option, right of first refusal or call on, any Hydrocarbons produced from or attributable to the Interests or any other Assets, except those sales, purchase, processing or transportation agreements which can be terminated by Seller and its assigns upon not more than ninety (90) days notice without penalty or detriment to Seller and its assigns;

(iii)          creates any area of mutual interest with respect to the acquisition by Seller or its assigns of any interest in any Hydrocarbons, lands or assets;

(iv)          is with Seller (or Seller’s predecessor) or, to the knowledge of Seller, is with any other Person, that in either case involves expenditures or receipts of $100,000 (net to Seller’s interest) or more in any calendar year; excluding (a) contracts or agreements creating the Leases, (b) joint operating agreements, (c) unitization or pooling agreements, and (d) participation, joint venture, partnership, farmout, farmin or similar agreements;

(v)           evidences an obligation to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business;

(vi)          creates or evidences a joint operating agreement, unitization agreement or pooling agreement (for the avoidance of doubt, a unitization agreement and pooling agreement shall not include any pooling orders or declarations covering the Assets that are filed with a Governmental Authority and/or of record in a county and do not create or impose any obligations on Seller), farmout agreement, farmin agreement, participation agreement, joint venture agreement, partnership agreement or similar agreement; or

(vii)         materially affects the Assets and is not described in clauses (i) through (vi) above; provided, however, that the Oneok Contracts shall not be deemed Material Contracts.

Seller has made available to Buyer in Seller’s offices true and complete copies of the Material Contracts (together with all amendments thereto).

Seller is not in breach, and has not received or delivered written notice of a breach which has not been cured, under any of the Material Contracts or, to Seller’s knowledge, any other Contract.  The Material Contracts are in full force and effect as to Seller.  To the knowledge of Seller, no counter-party to any Material Contract is in breach thereof and the Material Contracts are in full force and effect as to each counter-party thereto.

(b)                                 Seller is not in breach, and has not received or delivered a written notice of a breach which has not been cured, under any of the Oneok Contracts.  The Oneok Contracts are in full force and effect as to Seller.  To the knowledge of Seller, (a) no counter-party to the Oneok Contracts is in breach thereof and (b) the Oneok Contracts are in full force and effect as to each counter-party thereto.  Seller has delivered to Buyer true and complete copies of the Oneok Contracts (together with all amendments thereto).

5.21                        Hedging - None of the Assets is subject to or is bound by any futures, hedge, swap, collar, put, call, option or other commodities contract or agreement.

5.22                        Payout - Schedule 5.22 contains a complete and accurate list of the status of any payout balance as of the respective dates set forth therein for the Wells listed on Exhibit “B”.

5.23                        No Liens - Except for the Permitted Encumbrances, (a) the Assets will be conveyed to Buyer at Closing free and clear of all liens and encumbrances and (b) neither Seller nor any Affiliate of Seller has conveyed or transferred (or agreed to transfer or convey an interest in a Lease to any Person other than Buyer or its affiliates) or granted or agreed to grant an overriding royalty interest, net profits interest, production payment or similar burden with respect to a Lease or the production therefrom.

5.24                        Judgments; Governmental Authorizations - There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against Seller that would be reasonably expected to interfere with the operation of any of the Assets, or affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate the transactions contemplated under this Agreement.  Seller, and to the knowledge of Seller, the operator of any Assets that are not operated by Seller, has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the operation of the Assets as currently operated by Seller (or the operator) and has operated the Assets in all respects in accordance with the material conditions and provisions of such Governmental Authorizations.  With respect to Assets operated by Seller or any other Person, no written notices of any violation have been received by Seller or any of its Affiliates, and no proceedings are pending, or to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any Governmental Authorizations that are presently necessary or required for the operation of the Assets or which would require any corrective or remediation action.

5.25                        Accuracy of Records - Seller makes no representations regarding the accuracy of any of the Records; provided, however, that Seller does represent and warrant that (a) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (b) Seller has not intentionally withheld any material information from the Records and (c) Seller has not intentionally misrepresented in any material respect any information in the Records.

5.26                        Personal Property and Equipment - Seller, and to the knowledge of Seller, the operator of any Assets Seller does not operate, has maintained the Wells in a state of repair so as to be reasonably adequate for normal operations

5.27                        Calls on Production - There are no calls on or preferential rights to purchase production from the Assets.

5.28                        Casualty and Condemnation - There is not any actual or, to the knowledge of Seller, threatened taking (whether permanent, temporary, whole or partial) of any portion of the Assets by reason of condemnation or the threat of condemnation.  Since the Effective Time, (subject to Seller’s knowledge with respect to Assets not operated by Seller) there has not been any Casualty Defect.

5.29                        Lease Provisions - All delay rentals with respect to the Assets which are not required to be paid by a third-party operator have been timely paid to maintain in full force and effect all leases under which such delay rentals are due within the primary term on which drilling operations were not timely commenced.  To the knowledge of Seller, all delay rentals with respect to the Assets which are required to be paid by a third-party operator have been timely paid to maintain in full force and effect all leases under which such delay rentals are due within the primary term on which drilling operations were not timely commenced.  Seller is not in material breach, and has not received or delivered a written notice of a material breach which has not been cured, under any of the Leases.  Except as set forth on Schedule 5.29, the Leases are in full force and effect as to Seller.  To the knowledge of Seller, (a) no counter-party to any Lease is in material breach thereof and (b) except as set forth on Schedule 5.29, each Lease is in full force and effect as to each counter-party thereto.

5.30                        Environmental Matters -

5.30.1              The Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) are in material compliance with, and have been operating in material compliance with, all Environmental Laws.

5.30.2              Neither Seller nor any of its Affiliates has received a written notice of a violation of Environmental Law, including without limitation, material violations of governmental permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Environmental Law (“Environmental Permits”), with respect to the Assets that remains uncured.

5.30.3              All Environmental Permits necessary for the operation of the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) have been obtained, all such Environmental Permits are in good standing, and the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) are and have been operated in material compliance with, such Environmental Permits.

5.30.4              There are no actions, suits, claims, investigations, inquiries or proceedings pending, or to the knowledge of Seller, threatened brought by or before any court or any other Governmental Authority with respect to the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA or any similar state law.

5.30.5              There has been no Release of any Hazardous Materials on, at or under any of the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller).

5.30.6              No portion of the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law.

5.30.7              The Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) are not currently operated or required to be operated under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

5.30.8              No Hazardous Materials have been generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way on, at, under, or about any of the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller), except in compliance with Environmental Laws.

5.30.9              No remedial or corrective action necessary to ensure compliance with Environmental Laws is contemplated, required or is being currently undertaken (subject to Seller’s knowledge with respect to Assets that are not operated by Seller) and no written notice or other communication has been received by Seller or any of its Affiliates from any Governmental Authority in respect of the Assets that remedial or corrective action is or may be required pursuant to any Environmental Law.

5.30.10             None of the following exists on, at, in or under any of the Assets (subject to Seller’s knowledge with respect to Assets that are not operated by Seller): (i) materials or equipment containing asbestos in any form or condition, (ii) materials or equipment containing any PCBs, or (iii) landfills, surface impoundments, or disposal areas.

5.30.11             Neither Seller nor, to the knowledge of Seller, any other Person has disposed of any Hazardous Materials generated on, by or from the Assets on or off of the Assets that could reasonably be expected to give rise to a Claim or Loss.

5.31                        Suspense Accounts - Schedule 5.31 sets forth a list of all proceeds held in suspense by Seller as of November 14, 2012, that are attributable to the Interests, the reason they are being held in suspense and the name or names of the parties claiming such funds or to whom such funds are owed (the “Suspense Accounts”).

5.32                        Additional Interests - Seller does not have knowledge of any Additional Interest as of the Execution Date.

ARTICLE 6

6.                                      BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

6.1                               Information - Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer’s complete satisfaction; provided, however, that it is understood and agreed by Seller that any such due diligence and evaluation performed by Buyer with respect to the Assets shall not impair or otherwise affect the validity or Buyer’s ability to assert a breach of Seller’s representations and warranties set forth in this Agreement, in the certificate to be delivered by Seller to Buyer at Closing pursuant to Section 10.5.1 and in the Conveyances.  SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1 AND THE CONVEYANCES), BUYER REPRESENTS AND WARRANTS THAT ON THE CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS

AND WITH ALL FAULTS.”  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1 AND IN THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLER.  Buyer acknowledges and affirms that it has relied and will rely solely upon Seller’s representations, warranties and covenants in this Agreement, the certificate to be delivered by Seller to Buyer at Closing pursuant to Section 10.5.1 and the Conveyances, and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

6.2                               Knowledge and Experience - Buyer (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities laws.  Buyer is an experienced and knowledgeable investor in oil and gas properties and has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement.  In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.  Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3                               No Other Warranties - Buyer acknowledges that, except as otherwise set forth in this Agreement, the certificate to be delivered by Seller to Buyer at Closing pursuant to Section 10.5.1 and in the Conveyances, Seller has not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Assets, including, without limitation, any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.

6.4                               Formation, Good Standing and Authority - Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

This Agreement constitutes, and all documents and instruments contemplated hereby to be executed by Buyer constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms subject to all applicable bankruptcy and other similar laws of general application with respect to creditors.

6.5                               Liability for Broker’s Fees - Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall have any responsibility whatsoever.

6.6                               Financial Resources - At Closing, Buyer will have all funds necessary to pay the Base Purchase Price, as adjusted pursuant to the terms of this Agreement.  Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

6.7                               Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

6.8                               Qualification to Assume Operatorship - At Closing, Buyer will be qualified to own and assume operatorship of oil, gas and mineral leases, including the Assets, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by the applicable state and federal governmental bodies or agencies, Buyer or its affiliates currently have, (or at Closing will have) and will continue to maintain, lease bonds, area-wide bonds, or any other surety bonds as may be required by, and in accordance with, the regulations of such state or federal bodies or agencies governing the ownership and operation of such Assets.

6.9                               Title Defects -  Except as set forth on Schedules 5.7, Buyer does not have knowledge of any Title Defects as of the Execution Date.

6.10                        Environmental Defects - Except as set forth on Schedule 8.1, Buyer does not have knowledge of any Environmental Defects as of the Execution Date.

ARTICLE 7

7.                                      TITLE

7.1                               Title Defects - Buyer shall notify Seller in writing of any Title Defect in the Assets after discovering such Title Defect but in any event on or before December 10, 2012 (the “Due Diligence Period”).  For the purpose of this Agreement, a “Title Defect” shall mean a deficiency, impairment, encumbrance, lien, encroachment, irregularity, or defect which causes Seller not to have Defensible Title in and to an Asset.  For the purposes of this Agreement, the term “Defensible Title” means good and marketable record title to the Assets as of the Effective Time that (other than Permitted Encumbrances):

7.1.1                     Adverse Claims — Is not subject to (i) an outstanding mortgage which is not released to the reasonable satisfaction of Buyer on or before Closing; (ii) a deed of trust which is not released to the reasonable satisfaction of Buyer on or before Closing; (iii) a lien or similar encumbrance which is not released to the reasonable satisfaction of Buyer on or before Closing; (iv) a pending Claim in which a competing ownership interest in an Asset is claimed or implied; or (v) any other burden, defect or similar encumbrance, including any Preferential Purchase Right.

7.1.2                     Decreased Net Revenue Interest — Entitles Seller to own not less than the net revenue interest shown on Exhibit “C” for a particular Well in the currently producing formation or interval for such Well throughout the duration of the productive life of such Well.

7.1.3                     Increased Working Interest — Entitles Seller to own not more than the working interest shown on Exhibit “C” for a particular Well in the currently producing formation or interval for such Well throughout the productive life of such Well without a proportionate increase in the corresponding net revenue interest shown on Exhibit “C” for such Well.

7.1.4                     Decreased Net Mineral Acres — With respect to each Lease set forth on Exhibit “C”, entitles Seller (and, if Closing occurs, Buyer as of the Effective Time) to not less than the number of Net Mineral Acres in each such Lease as set forth on Exhibit “C” for each such Lease.

7.1.5                     Reversions — Is not subject to reduction by the exercise by a third-party of a reversionary, back-in, or other similar right not reflected on Exhibit “C”.

7.1.6                     Asset — For purposes of the Base Purchase Price adjustment described in Articles 7 and 8, a particular “Asset” will be determined pursuant to the Asset description and value set forth on Exhibit “C”.

provided, however, that if the amount of a Title Defect as determined by Section 7.4 or 20.3, as the case may be, is less than Ten Thousand and No/100 Dollars

($10,000.00), then such Title Defect shall be disregarded and the amount therefor shall be deemed to be zero.

7.2                               Additional Interests - During the Due Diligence Period, Seller shall notify Buyer in writing if Seller determines that it has good and marketable title to an Asset described on Exhibit “C” as of the Effective Time that entitles Seller to (i) a lesser working interest (without a proportionate decrease in the corresponding net revenue interest) with respect to a Well in the currently producing formation or interval of such Well throughout the duration of the productive life of such Well than that shown on Exhibit “C” for such Asset, (ii) a greater net revenue interest (without a proportionate increase in the corresponding working interest) with respect to a Well in the currently producing formation or interval of such Well throughout the duration of the productive life of such Well than that set forth in Exhibit “C” for such Well, (iii) a greater net revenue interest (with a proportionate increase in the corresponding working interest) with respect to a Well in the currently producing formation or interval of such Well throughout the duration of the productive life of such Well than that set forth in Exhibit “C” for such Well or (iv) a greater number of Net Mineral Acres with respect to such Asset than that set forth on Exhibit “C” for such Asset (collectively, such items shall be referred to as an “Additional Interest”); provided, however, that if the amount of such Additional Interest as determined by Section 7.4 or 20.3, as the case may be, is less than Ten Thousand and No/100 Dollars ($10,000.00), then such Additional Interest shall be disregarded and the amount therefor shall be deemed to be zero.  During the Due Diligence Period, Buyer may notify Seller in writing of any Additional Interest.

7.3                               Notices - Any Title Defect notice pursuant to Section 7.1 or Additional Interest notice pursuant to Section 7.2 shall include reasonably appropriate documentation to substantiate the assertion and the estimated value of the Title Defect or Additional Interest.  If any such notice is not timely delivered by the expiration of the Due Diligence Period, the claimant shall thereafter have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price; provided, however, that this waiver shall not apply with regard to any matters or claims that Buyer may have the right to assert under Sections 10.2(a), 10.2(d), and 16.4, Article 19 and the special warranty of title in the Conveyances.

7.4                               Adjustments to Base Purchase Price - Upon timely delivery of a notice under Article 7 pursuant to Section 7.1 or 7.2, either by Buyer or by Seller, Buyer and Seller shall meet at least two (2) Business Days prior to Closing and use their reasonable commercial efforts to agree on the validity of any claims for Title Defects or Additional Interests and the amount of any such Title Defect or Additional Interest using the following criteria:

7.4.1                     Liquidated Charges - If the Title Defect is based upon a lien, encumbrance, or other charge upon an Asset which is liquidated in amount or which can be estimated with reasonable certainty, then the amount for such Title Defect shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Asset.

7.4.2                     Ownership Variance and Other Title Defects -

(a)                                 If the Title Defect or Additional Interest is based upon Seller owning a lesser or greater net revenue interest in a Well than that shown on Exhibit “C” for such Well, then the amount of such Title Defect or Additional Interest shall be an amount equal to the product obtained by multiplying the portion of the Base Purchase Price allocated to the affected Well on Exhibit “C” by a fraction, the numerator of which is the reduction (or increase) in the net revenue interest and the denominator of which is the net revenue interest specified for such Well on Exhibit “C”.

(b)                                 If the Title Defect or Additional Interest is based upon Seller owning lesser or greater Net Mineral Acres than that set forth on Exhibit “C” for the applicable Lease, then the amount of such Title Defect or Additional Interest shall be equal to the product of (1) the shortfall or overage Net Mineral Acres for the applicable Lease, times (2) the applicable per Net Mineral Acre Allocated Value set forth on Exhibit “C”.

(c)                                  If the Title Defect or Additional Interest is based on any matter not described in Section 7.4.1, 7.4.2(a) or 7.4.2(b), the amount of such Title Defect or Additional Interest shall be equal to the difference between the value of the Asset affected by such Title Defect or Additional Interest without such Title Defect or Additional Interest and the value of such Asset with such Title Defect or Additional Interest (taking into account the Allocated Value for such Asset as set forth on Exhibit “C”).

7.4.3                     Valuation of Title Defects -

(a)                                 If the Parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable amount therefor, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3.  Any such item shall be referred to as an “Open Defect”.  Notwithstanding any of the preceding provisions of this Article 7, all adjustments to the Base Purchase Price applicable to Title Defects shall be made prior to Closing which Closing shall be extended, subject to Section 19.1, until resolution of all disputes relating to the Title Defects or Additional Interests; provided, however, that if the amount as agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, as determined by multiplying fifty percent (50%) by the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts) of the alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed fifteen percent (15%) of the Base Purchase Price (the “Termination Threshold”), then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute on the terms and subject to the conditions set forth in this Agreement.

(b)                                 With respect to each Title Defect that is not an Open Defect:

(i)            if by Closing the Parties agree, the Asset affected by such Title Defect shall be excluded from the Assets and this Agreement and the Base Purchase Price to be paid at Closing shall be adjusted downward by an amount equal to the entire Allocated Value of such Asset; or

(ii)           if by Closing the Parties do not agree to exclude the Asset affected by such Title Defect, then Seller shall sell to Buyer and Buyer shall purchase from Seller the entire Asset(s) affected by such Title Defect and, subject to the provisions of Section 7.5, the Base Purchase Price to be paid at Closing shall be adjusted downward by the amount of the adjustment for such Title Defect determined in accordance with Section 7.4 or 20.3, as the case may be, of such Title Defect; provided, however, that Seller shall have the right, but not the obligation, to cure such Title Defect after Closing and if Seller cures such Title Defect to Buyer’s reasonable satisfaction within one hundred eighty (180)

days following Closing, then Buyer shall pay to Seller the amount by which the Base Purchase Price was adjusted downward at Closing on account of such Title Defect, which amount shall be paid in immediately available funds within ten (10) days after Seller so cures such Title Defect.

7.5                               Deductible for Title Defects - Notwithstanding the provisions set forth above, a Title Defect shall not result in an adjustment to the Base Purchase Price unless the difference of (a) the aggregate sum of the amount of all Title Defects minus (b) the aggregate amount of all Additional Interests, in each case determined in accordance with Section 7.4 or 20.3, as the case may be, is greater than two percent (2%) of the Base Purchase Price (the “Title Deductible Amount”).  In such event, the Base Purchase Price on the Closing shall be adjusted downward by the aggregate amount of all Title Defects (less the aggregate amount of all Additional Interests) affecting an Asset that has not been excluded pursuant to Section 7.4.3(b)(i) which collectively exceed the Deductible Amount.

7.6                               Termination - If, because of Title Defects, Environmental Defects, Open Defects, and Casualty Defects in the aggregate, the Base Purchase Price is to be adjusted downward by an amount exceeding the Termination Threshold either Party may, upon written notice to the other Party, terminate this Agreement pursuant to Section 19.1(c).

ARTICLE 8

8.                                      ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

8.1                               Environmental Defect Notice - Buyer shall give Seller notice (an “Environmental Defect Notice”) of any Environmental Defect that was not disclosed to Buyer on Schedule 8.1.  For the purpose of this Agreement, an Environmental Defect shall mean a deficiency which individually exceeds Ten Thousand and No/100 Dollars ($10,000.00) and complies with all of the following conditions precedent:

(a)                                 The Environmental Defect Notice must be received by Seller as soon as reasonably practical after discovery of the Environmental Defect by Buyer, but in any event on or before December 10, 2012;

(b)                                 The Environmental Defect Notice must (i) name the affected Asset, (ii) reasonably describe the condition in, on or under the Asset that causes the Environmental Defect and (iii) provide reasonable factual substantiation for the Environmental Defect; and

(c)                                  To the extent practicable, the Environmental Defect Notice must state Buyer’s good faith estimate of the amount of potential Loss to be incurred by Buyer as a result of the Environmental Defect.  For purposes of this Agreement, the term “Loss” shall include any estimated remediation and/or restoration costs; potential damages claimed or likely to be claimed by a third party; and all other costs, losses, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities (including civil fines), damages, payments, amounts paid in settlement, obligations, fines, penalties, demands, suits, claims, and sanctions of every kind and character.

If Buyer does not provide Seller with an Environmental Defect Notice within the period set forth above, then at Closing, Buyer shall be deemed to have accepted such Asset and to have waived Buyer’s right to assert an Environmental Defect pursuant to this Article 8 with respect to the Assets; provided, however, that such acceptance and waiver shall not apply with regard to any matters or claims that Buyer may have the right to assert under Sections 10.2(a), 10.2(d) and 16.4  and Article 19.

8.2                               Remedy for Environmental Defects - If Buyer gives an Environmental Defect Notice in accordance with Section 8.1, Buyer shall be entitled to one of the remedies in Section 8.2.1 with respect to each Environmental Defect that is subject to such Environmental Defect Notice, but each such remedy, and the aggregate of all remedies, shall be subject to the limitations set forth in Section 8.6.

8.2.1                     Remedy -  If Buyer delivers an Environmental Defect Notice to Seller, in accordance with Section 8.1 and Seller fails to cure or remediate an Environmental Defect that is subject to such Environmental Defect Notice on or before Closing:

(i)            if by Closing Buyer and Seller agree, the Asset affected by such Environmental Defect shall be excluded pursuant to Section 8.2.2; or

(ii)           if by Closing Buyer and Seller do not agree to exclude the Asset affected by such Environmental Defect, the Base Purchase Price to be paid at Closing shall be reduced by an amount equal to Buyer’s good faith estimate of the amount of all Losses associated with the Environmental Defect (an “Environmental Adjustment”); provided, however, that Seller shall have the right, but not the obligation, to cure and remediate such Environmental Defect after Closing and if Seller cures such Environmental Defect to Buyer’s reasonable satisfaction within one hundred eighty (180) days following the Closing, then Buyer shall pay to Seller the amount by which the Base Purchase Price was reduced at Closing on account of such Environmental Defect, which amount shall be paid in immediately available funds within ten (10) days after Seller so cures such Environmental Defect.

Notwithstanding the foregoing, Seller, shall have the right to contest the existence of an Environmental Defect asserted by Buyer in an Environmental Defect Notice or Buyer’s estimate of the amount of all

Losses associated with any such Environmental Defect pursuant to Section 8.2.3.

8.2.2                     Exclusion of Affected Asset -  If prior to Closing Buyer and Seller agree to exclude an Asset affected by an Environmental Defect pursuant to Section 8.2.1(i), then such Asset shall be excluded from the Assets and this Agreement and the Base Purchase Price to be paid at Closing shall be reduced by an amount equal to the Allocated Value of each such Asset.

8.2.3                     Contested Environmental Defects -  If Seller contests the existence of any Environmental Defect or Buyer’s estimate of the Loss associated with such Environmental Defect, Seller shall notify Buyer within five (5) Business Days after Seller’s receipt of the Environmental Defect Notice.  The notice shall state the basis for Seller’s contest of the Environmental Defect or the estimate of the Loss associated therewith.  If Seller fails to contest the existence of any Environmental Defect or Buyer’s estimate of the Loss associated with such Environmental Defect by providing notice thereof to Buyer within such five (5) Business Day period, then Seller shall be deemed to agree with the existence of each such Environmental Defect and Buyer’s estimate of the Loss associated therewith.  Within two (2) Business Days after Buyer’s receipt of such notice, representatives of Seller and Buyer, knowledgeable in environmental matters, shall meet in person or otherwise, and, prior to Closing, either:

(i)             agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental Defect, or

(ii)           agree on the validity of the Environmental Defect and the estimated Loss, in which case the remedies set forth in Section 8.2.1 (i) or (ii) shall apply.

If Seller and Buyer cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect or the estimated Loss subject to the Environmental Defect Notice shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.

Notwithstanding any of the preceding provisions of this Section 8.2.3, all Environmental Adjustments shall be made prior to Closing, which Closing shall be extended, subject to Section 19.1, until resolution of any disputes relating to the Environmental Defects; provided, however, that if the amount as agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, as determined by multiplying fifty percent (50%) by the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts) of alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute

(with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute on the terms and subject to the conditions set forth in this Agreement within thirty (30) days following the final resolution of the dispute unless the Parties elect exclusion of the affected Assets.

SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ONCE AN ENVIRONMENTAL DEFECT HAS BEEN REMEDIATED TO BUYER’S REASONABLE SATISFACTION AND ALL LOSSES RELATED TO SUCH ENVIRONMENTAL DEFECT HAVE BEEN RESOLVED TO BUYER’S REASONABLE SATISFACTION, BUYER SHALL ASSUME ANY AND ALL FUTURE ENVIRONMENTAL OBLIGATIONS ASSOCIATED WITH SUCH ENVIRONMENTAL DEFECT.

8.2.4                     Implementing Cleanup -  If Seller elects to cleanup, cure and remediate an Environmental Defect after Closing pursuant to Section 8.2.1(ii), Seller shall not unreasonably interfere with the normal operation of the Assets and shall select the means and methods of effecting the cleanup, cure and remediation in accordance with applicable Environmental Laws, applicable industry standards, and any applicable agreement.  IN CONNECTION WITH ACCESSING THE ASSETS TO PERFORM SUCH ACTIVITIES, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE BUYER GROUP, SELLER WAIVES AND RELEASES ALL CLAIMS AGAINST BUYER GROUP FOR INJURY TO, OR DEATH OF PERSONS, OR DAMAGE TO PROPERTY INCURRED OR DIRECTLY CAUSED BY SELLER OR ITS REPRESENTATIVE IN CONNECTION WITH THE PERFORMANCE OF SUCH ACTIVITIES AND SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ALL SUCH CLAIMS.

8.3                               Acceptance of Environmental Condition - SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO

SECTION 10.5.1, OR IN THE CONVEYANCES FROM AND AFTER CLOSING, BUYER HEREBY AGREES TO RELEASE SELLER FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION WITH RESPECT TO THE ASSETS.  BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1, OR IN THE CONVEYANCES, AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION.  BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

8.4                               NORM - Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests.  Equipment and sites included in the Assets may contain NORM.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets.  Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets.  Except as otherwise set forth in this Agreement or in the certificate to be delivered by Seller to Buyer at Closing pursuant to Section 10.5.1, from and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in accordance with all applicable Environmental Laws (as defined below).

8.5                               Environmental Indemnities - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1 OR IN THE CONVEYANCES, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS

AND FROM AND AFTER CLOSING BUYER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER’S NEGLIGENCE.  FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE TO BE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.5.1 BUYER SHALL BE LIABLE TO SELLER FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLER, OR THE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SELLER, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME.  Buyer and Seller shall treat all information regarding any environmental conditions as confidential and shall not make any contact with any Governmental Authority or third party regarding same without written consent from the other Party unless so required by applicable law.

8.6                               Deductible for Environmental Defects - Notwithstanding the provisions set forth in Article 8, an Environmental Defect shall not result in an adjustment to the Base Purchase Price unless the aggregate amount of all Losses attributable to all Environmental Defects as agreed upon by the Parties or determined in accordance with Sections 8.2.3 or 20.3, as the case may be, is greater than two percent (2%) of the Base Purchase Price (the “Environmental Deductible Amount”).  In such event, the Base Purchase Price on the Closing shall be adjusted downward by the aggregate amount of all Losses attributable to all Environmental Defects affecting Assets that have not been excluded pursuant to Section 8.2.1(i) and 8.2.2 which collectively exceed the Environmental Deductible Amount.

ARTICLE 9

9.                                      THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

9.1                               Third Party Notices - Seller shall request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), any consent or approval of, or filing with or notification to, any Person (specifically including, but not limited to, Oneok under the Oneok Gas Purchase Agreement), or Governmental Authority which must be obtained, made or complied with for or in connection with any sale, assignment or transfer of an Asset or interest therein in order for such sale, assignment or transfer to be effective or to prevent any default, termination or change in terms under any terms, conditions or provisions of any of the Assets (except for any consents, approvals, filing or notifications that are customarily obtained from or provided to a Governmental Authority after Closing) (“Consents”) and shall send out notices for all options, rights of first refusal, or similar preferential purchase rights burdening any of the Assets (each a “Preferential Purchase Right”) applicable to the Assets, in compliance with the terms of all Contracts providing for such Preferential Purchase Rights.  Seller shall promptly (but in no event later than two (2) Business Days after the Execution Date) give notices to all Persons holding either (i) any Consent rights, or (ii) Preferential Purchase Rights. Seller shall use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right or Consents prior to Closing.

9.2                               Preferential Purchase Right Exercise - If a Person exercises a Preferential Purchase Right affecting any portion of the Assets by Closing or the time period for the exercise of such Preferential Purchase Right has not expired as of the Closing, the affected Asset shall be, subject to Section 9.3, excluded from this Agreement and the Base Purchase Price shall be adjusted by the Allocated Value of such affected Asset.

9.3                               Preferential Purchase Right Failure to Purchase - If (i) a Person exercises a Preferential Purchase Right for an Asset, but fails to close the purchase for any reason within sixty (60) days after Closing, or (ii) with respect to any Preferential Purchase Right that was not exercised by Closing and the time period for the exercise thereof had not expired pursuant to the terms of the applicable Contract by Closing, a Person fails to exercise such Preferential Purchase Right by the expiration of the time period applicable thereto, then in either case Seller shall give written notice to Buyer of such failure to close or exercise, and Buyer shall purchase such Asset for the Allocated Value set forth on Exhibit “C” for such Asset and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement.

9.4                               Withheld Assets - If a Consent applicable to the transactions contemplated by this Agreement is not obtained, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed to by Seller and Buyer, any Asset or portion thereof affected by such Consent (a “Withheld Asset”) shall be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Base Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Withheld Asset.  For purposes of clarification, the Withheld Assets shall be deemed to include each contract or agreement that contains a confidentiality or restriction on assignment that is excluded from the definition of “Contracts” by virtue of Seller having failed to secure a waiver or consent prior to

Closing from the other party(s) to such contract or agreement after exercising commercially reasonable efforts.  Any Withheld Asset so held back at the initial Closing shall be conveyed to Buyer within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Consents with respect to such Withheld Asset for a purchase price equal to the amount by which the Base Purchase Price was reduced on account of the holding back of such Withheld Asset on the terms and conditions set forth in this Agreement; provided, however, that if all Consents with respect to any Withheld Asset so held back at the initial Closing are not obtained, complied with or otherwise satisfied within one hundred eighty (180) days following the Closing Date, then such Withheld Asset shall be eliminated from the Assets and this Agreement and become a Retained Asset unless Seller and Buyer mutually agree to proceed with a closing on such Withheld Asset in which case Buyer shall be deemed to have waived any objection with respect to non-compliance with such Consent.

ARTICLE 10

10.                               CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

10.1                        Seller’s Conditions to Closing - The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)                                 All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date; and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third Person shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  All material consents and approvals required of any Governmental Authority in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 Buyer shall have provided Seller evidence that Buyer, as of Closing (i) is qualified to do business and to own and, if applicable, operate the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds required by any Governmental Authority or other body to own and operate the Assets.

(e)                                  The aggregate sum of (i) the Title Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) for all Title Defects timely and properly asserted pursuant to Section 7.1, (ii) the Environmental Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) for all Environmental Defects timely and properly asserted pursuant to Article 8 and (iii) the Casualty Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) pursuant to Article 17, shall not have exceeded the Termination Threshold.

(f)                                   Buyer shall have performed, or be ready, willing and able to perform its obligations set forth in Section 10.5.

10.2                        Buyer’s Conditions to Closing - The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)                                 All representations and warranties of Seller contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third Person shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  All material consents and approvals required of any Governmental Authority in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 The aggregate sum of (i) the Title Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) for all Title Defects timely and properly asserted pursuant to Section 7.1, (ii) the Environmental Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) for all Environmental Defects timely and properly asserted pursuant to Article 8 and (iii) the Casualty Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) pursuant to Article 17, shall not have exceeded the Termination Threshold.

(e)                                  Seller shall have performed, or be ready, willing and able to perform its obligations set forth in Section 10.5.

(f)                                   Seller shall have executed and delivered to Buyer a certification of non-foreign status in the form attached as Exhibit “E”.

10.3                        Closing Settlement Statement - At least three (3) Business Days prior to Closing, Seller shall provide Buyer with a closing settlement statement covering all adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement (the “Closing Settlement Statement”).  To the extent available, actual numbers shall be used.  If not available, Seller shall use reasonable and good faith estimates of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Post Closing Statement described in Section 11.3 below.  In preparing the Closing Settlement Statement Seller shall have no obligation to make an accrual for revenues not received as of Closing.

10.4                        Closing Date and Place - The closing of the transaction contemplated by this Agreement shall be held on or before December 20, 2012 (the “Closing Date”), at the offices of Seller at Samson Plaza, Two West Second Street, Tulsa, Oklahoma 74103 or at such other place as the Parties mutually agree (the “Closing”).

10.5                        Closing Activities - The following actions shall take place at Closing:

10.5.1                                                              Certificates - Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party dated as of the Closing and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party to the effect that (a) the Party has all requisite corporate, partnership or other power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Section 10.1(a) or 10.2(a), as the case may be, have been met.

10.5.2                                                              Conveyances - Seller and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of each of the Conveyances (substantially in the form set forth as Exhibit “D” attached hereto) to be filed in each respective County where the Assets are located, assigning and conveying the Assets to Buyer, as well as applicable governmental assignment forms.

10.5.3                                                              Payment - Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the Base Purchase Price, less the Deposit, and plus or minus any other adjustments thereto contemplated in Section 3.3 above or otherwise in this Agreement.

10.5.4                                                              Possession - Seller shall deliver to Buyer exclusive possession of the Assets.

10.5.5                                                              Letters-in-Lieu - Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders provided for in Section 13.3 in the form reasonably satisfactory to Buyer.

10.5.6                                                              Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Seller shall deliver to Buyer duly executed releases in form and substance reasonably satisfactory to Buyer evidencing the full release of any mortgages, deeds of trust, liens, encumbrances, security interests and financing statements, if any, placed by (or caused to be placed by) Seller or any of its Affiliates upon and encumbering Seller’s interest in the Assets.

10.5.7              Oneok Assignment and Assumption Agreement — Buyer and Seller shall execute and deliver to each other the Oneok Assignment and Assumption Agreement.

10.5.8              Joint Instructions - The Parties shall execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver the Deposit (together with all interest earned thereon) to Seller.

10.5.9                                                              Additional Documents — (i) Buyer shall furnish to Seller such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require demonstrating that Buyer is qualified with the applicable Governmental Authorities to succeed Seller as the owner and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Seller where Buyer is to succeed Seller as operator, Buyer and Seller shall execute and deliver to the other Party state and federal change of operator forms as required by applicable Governmental Authorities, (iii) Seller shall execute and deliver to Buyer resignation of operator letters in forms reasonably acceptable to Buyer, (iv) with respect to any Assets for which Seller is presently designated as operator under the applicable operating or similar agreement, Seller shall execute and deliver to Buyer letters to be sent to all non-operating working interest owners that have been prepared by Seller advising of Seller’s resignation as operator and voting its interest under such agreement in favor of appointing Buyer as successor operator, and (v) execute and deliver to Seller such state and federal forms as Seller may reasonably request for filing with and required by applicable Governmental Authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to all of the Assets.

ARTICLE 11

11.                               POST-CLOSING OBLIGATIONS; ONEOK ASSIGNMENT AND ASSUMPTION AGREEMENT

Seller and Buyer agree to the following post-Closing obligations:

11.1                        Recordation and Filing of Documents - After the Closing, Buyer shall file or record the Conveyances in the appropriate county and governmental records.  Buyer shall provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.

11.2                        Records - Within five (5) Business Days after the Closing, Seller shall furnish Buyer the Records.  All reasonable out-of-pocket costs associated with delivering the Records shall be borne solely by Buyer.  Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or Tax matters or resolution of disputes, litigation, or contract compliance issues attributable to a Claim for which Seller is required to indemnify Buyer pursuant to this Agreement, Buyer (for a period of five (5) years after the Closing) shall further make available to Seller or its Affiliates (at the location of such Records in Buyer’s organization) access to the Records relating to such matters or issues during normal business hours, upon not less than two (2)

Business Days prior written request by Seller, and Seller shall have the right to copy at its own expense and retain such copies of such Records as Seller, in good faith, believes may be useful or needed in connection with the above-described matters.

11.3                        Post Closing Statement - Seller shall issue a post closing statement covering adjustments, without duplication, to the Base Purchase Price that are contemplated under this Agreement and were not included in the Closing Settlement Statement (the “Post Closing Statement”) within ninety (90) days after Closing.  Buyer shall respond with objections and proposed corrections within thirty (30) days of the receipt of the Post Closing Statement.  If Buyer does not respond with objections and the support therefor to the Post Closing Statement in writing within thirty (30) days of the receipt of the Post Closing Statement, said Statement shall be deemed approved by Buyer.  In the event that Buyer does respond and objects within this time period, the Parties shall meet within fifteen (15) days following receipt of Buyer’s objections and attempt to resolve the disputed items.  If the Parties are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  After approval by Seller and Buyer (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Post Closing Statement for the Assets conveyed shall be summarized and a net check or invoice shall be sent by the Buyer or Seller, as the case may be, to the owing Party.  Buyer or Seller, as the case may be, agrees to promptly pay such invoice to the owed Party by wire transfer of immediately available funds within ten (10) days of such invoice.

11.4                        Suspense Accounts - A downward adjustment to the Base Purchase Price will be made at Closing to reflect the Suspense Accounts as of the Closing Date and the Suspense Accounts shall be further adjusted, if necessary, in the Post Closing Statement.  On or before the Closing, Seller shall deliver to Buyer a true and correct copy of Schedule 5.31, which schedule shall be updated to reflect the amount of the Suspense Accounts as of December 14, 2012 and any other changes to the information set forth in Schedule 5.31 that arose since November 14, 2012.  Subject to the other provisions hereof, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Post Closing Suspense Account Statement,” which shall be provided by Seller to Buyer with the Post Closing Statement required in Section 11.3, (including any liability under any unclaimed property law or escheat statute).  Except to the extent Buyer is entitled to indemnification under Section 16.4, from and after Closing Buyer agrees to indemnify, defend and hold Seller, its parent, subsidiary and affiliated entities, together with their respective officers, directors, employees, agents and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, penalties and expenses (including reasonable attorneys’ fees) arising out of or pertaining to the proper payment and administration of the Suspense Accounts in accordance with the Post Closing Suspense Account Statement.

11.5                        Oneok Assignment and Assumption Agreement - On or before Closing the Parties shall enter into an agreement (the “Oneok Assignment and Assumption Agreement”) regarding the Oneok Letter Agreements and the assignment and assumption of a share of Seller’s interest in the Oneok Gas Purchase Agreement, which Oneok Assignment and Assumption Agreement shall be in such form and shall contain such terms and conditions as may be mutually agreed by Seller and Buyer.  Without limiting the foregoing, the Oneok Assignment and Assumption Agreement at a minimum shall contain the terms set forth in Schedule 11.5 unless otherwise agreed in writing by Seller and Buyer.  Promptly after the Execution Date and until the Closing, the Parties agree to negotiate reasonably and in good faith mutually acceptable terms and conditions of the Oneok Assignment and Assumption Agreement.

11.6                        Further Assurances - Buyer and Seller further agree that each shall, from time to time after Closing and upon the other Party’s reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transaction contemplated herein.

ARTICLE 12

12.                               TAXES

12.1                        Property Taxes - All ad valorem taxes, property taxes, and similar obligations (“Property Taxes”) applicable to the Assets with respect to the 2012 Tax period in which the Effective Time occurs (the “Current Tax Period”) shall be apportioned between Seller and Buyer as of the Effective Time based on the Current Tax Period’s assessment.  The apportionment method shall be an allocation based on the number of days the Assets were owned.  The amount apportioned to the Seller shall be the number of days the Assets were owned from January 1, 2012 to the day prior to the Effective Time.  The amount apportioned to the Buyer shall be the number of days the Assets were owned from the Effective Time to December 31, 2012.  Seller shall reimburse Buyer for Seller’s portion of the Current Tax Period at Closing or in connection with any post-closing settlement provided for herein.  Buyer shall file the Tax Return (unless previously filed by Seller) with respect to the Current Tax Period and shall pay any Taxes shown due with respect thereto, subject to Buyer’s right to reimbursement for the portion allocable to Seller pursuant to this Section 12.1, regardless of the taxing agency’s basis for calculating such Taxes.  If Seller pays the Property Taxes assessed for the Current Tax Period, Buyer agrees to reimburse Seller for Buyer’s portion of said Taxes at Closing or in connection with any post-closing settlement provided for herein.  For the avoidance of doubt, the settlement of Property Taxes for the Current Tax Period at Closing shall be based on the 2012 property Tax assessment if known at Closing, and otherwise shall be based on the 2011 property Tax assessment.  If the settlement and Closing is based on the 2011 property Tax assessment, the current Tax Period property Taxes will be promptly recalculated based on the

2012 property Tax assessment as soon as the assessment is received and the Party that underpaid the 2012 Property Taxes at Closing shall promptly reimburse the other Party.

12.2                        Production, Severance and Excise Taxes - All production, severance and excise Taxes imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including, but not limited to, severance, production and excise Taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties.  Payment or withholding of all such production, severance and excise Taxes that have accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Seller.  From and after Closing, payment or withholding of all such production, severance and excise Taxes that have accrued from and after the Effective Time and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer.  In the event any such production, severance and excise Taxes attributable to the Assets and to periods on or after the Effective Time become due and payable prior to Closing, Seller shall timely pay and satisfy the same, and appropriate adjustments therefor shall be made to the Base Purchase Price under Section 3.3 above.

12.3                        Other Taxes - As may be required by relevant Governmental Authorities, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, and documentary stamp Tax under this Agreement (“Transfer Taxes”).  The tax collected shall be based upon the Allocated Values as provided in Exhibit “C” and shall be added to the Base Purchase Price at Closing.  Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor.  Any documentary stamp tax which may be due shall be paid by Buyer.  Buyer and Seller agree to report the consummation of the transactions under this Agreement as exempt from North Dakota sales and use tax, and Buyer and Seller agree to cooperate as necessary to comply with North Dakota law regarding the applicable exemptions from sales and use Taxes.

12.4                        Cooperation - Seller and Buyer agree to mitigate, reduce or eliminate any Transfer Taxes, and to obtain any certificate or other document from, any Governmental Authorities with respect thereto or any other Person as may be necessary to mitigate or reduce or eliminate any such Transfer Tax that could be imposed under applicable law as a result of the consummate of the transactions contemplated by this Agreement, including, but not limited to, by reason of the casual or occasional sale exemption provided under N.D. Admin. Code Section 81-04, 1.01-16.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to the Assets (other than with respect to income and franchise Taxes) and any audit, litigation or other proceeding with respect to such Taxes imposed on or with respect to the Assets for any period including the

Closing Date or any period ending on or prior to the Closing Date for which a Tax Return has not been filed as of the Effective Time.

12.5                        Income Taxes - Notwithstanding anything herein to the contrary, Seller shall be solely responsible for any income, margin, franchise or similar Taxes measured by income, gains or gross receipts attributable to the Assets prior to the Closing Date or arising in connection with the consummation of the transactions contemplated by this Agreement (collectively “Income Taxes”).

ARTICLE 13

13.                               OWNERSHIP OF ASSETS

13.1                        Distribution of Production - All oil in storage above the pipeline connection (or less tank bottoms) or gas beyond the meters which was owned by Seller at the Effective Time shall be credited to Seller, less applicable royalties and severance, production and excise Taxes.  For Seller-operated Assets, Seller has gauged the oil in storage above the pipeline connection (or less tank bottoms) and read all gas meter charts as of the Effective Time.  For Seller non-operated Assets, the quantity of such marketable oil in storage or gas beyond the meters that was owned by Seller as of the Effective Time shall be determined on the same basis as that used for Seller-operated Assets based on operator reports or applicable state regulatory agency production reports or records.  As part of the Closing Settlement Statement, the price for such oil in storage that was owned by Seller as of the Effective Time shall be at the price that Seller has contracted to sell the oil on the Effective Time.  If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Seller in the field or locality where the Assets are located for oil of like grade and gravity.  Title to such oil in storage shall pass to Buyer as of the Effective Time, and an upward adjustment on account of such oil determined and calculated in accordance with this Section 13.1 shall be made to the Base Purchase Price due at Closing, less applicable royalties and severance, production and excise Taxes.

13.2                        Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the sale of Hydrocarbons produced prior to the Effective Time which are not held in storage above the pipeline connection as of the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the sale of Hydrocarbons produced on or after the Effective Time or which are held in storage above the pipeline connection as of the Effective Time shall belong to Buyer.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Time which are not reflected as an adjustment to the Base Purchase Price shall be the obligation of

Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for periods of time from and after the Effective Time which are not reflected as an adjustment to the Base Purchase Price, shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same, provided, however, for the avoidance of doubt, that income, franchise, and similar Taxes of Seller shall not be borne by Buyer.

13.3                        Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of Hydrocarbon production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time.  The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

ARTICLE 14

14.                               INTERIM OPERATIONS

14.1                        Standard of Care - Subject to the additional restrictions set forth in this Section 14.1, effective as of the Effective Time, Seller shall operate the Seller-operated Assets in accordance with all applicable laws, using the standard of care as a reasonably prudent operator and consistent with past practices until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer.

(a)                                 During the period from the Execution Date to Closing, Seller shall:

(i)                                     to the extent the operator of the Assets allows, permit Buyer to have access for inspection as to any of the Assets;

(ii)                                  except for emergency action taken in the face of risk to life, property or the environment, shall not, without prior written consent of Buyer (which shall not be unreasonably withheld) (A) approve or authorize any AFEs or capital expenditures over One Hundred Thousand Dollars ($100,000) net to the interest of Seller which is received by Seller with respect to any Assets or (B) propose any such AFE;

(iii)                               not incur costs for discretionary expenditures for operations in excess of One Hundred Thousand Dollars ($100,000) net to the interest of Seller for which AFEs are not prepared;

(iv)                              assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with

Persons having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise;

(v)                                 take any and all actions necessary to ensure that the Assets are free and clear of all liens and encumbrances as of Closing;

(vi)                              not incur any indebtedness;

(vii)                           not, without the prior written consent of Buyer, enter into or amend any agreements or commitments with respect to the Assets which extend beyond the Closing that, if existing as of the Execution Date, would be required to be listed as a Material Contract on Schedule 5.20 pursuant to Section 5.20;

(viii)                        not, without the prior written consent of Buyer, make any non-consent election with respect to the operations affecting the Assets;

(ix)                              not recommend or support, without the prior written consent of Buyer, the abandonment of any Well or release (or permit to terminate), modify or reduce Seller’s rights under all or any portion of any of the Leases; and

(x)                                 not modify or terminate, without the prior written consent of Buyer, any Contract or the Oneok Gas Purchase Agreement (in each case with respect to the Assets) or waive or relinquish any right thereunder.

(b)                                 During the period from the Effective Time to Closing, Seller shall:

(i)                                     operate, or if Seller is not the operator, use reasonable efforts to ensure that the operator operates, the Assets and produces Hydrocarbons therefrom in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable Contracts, laws and regulations;

(ii)                                  not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the sale of Hydrocarbons in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights);

(iii)                               not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect;

(iv)                              maintain (or cause to be maintained) insurance coverage on the Assets in the amounts and of the types presently in force and effect and not make any election to be excluded from any coverage provided by an operator for the joint account under an applicable joint operating agreement;

(v)                                 not take, or fail to take, any actions that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attach to, or encumber, the Assets or any thereof;

(vi)                              pay royalties in accordance with the terms and conditions of the applicable Asset; and

(vii)                           maintain (or cause to be maintained) the Assets in accordance with the terms and conditions of the applicable Contracts, the Oneok Contracts, and applicable laws and regulations and consistent with past practices, and consult with Buyer with respect to same.

14.2                        Liability of Operator - Notwithstanding Section 14.1, with respect to those Assets that Seller operates pursuant to a joint operating agreement described on Schedule 5.20, Seller shall not be liable to Buyer under any such joint operating agreement as operator for any third party Claims, demands, causes of action, damages or liabilities arising out of Seller’s operation of such Assets pursuant to Section 14.1 after the Effective Time, insofar as Seller continues to operate and maintain the Assets in accordance with the terms of this Agreement (including, without limitation, Section 14.1(iii) above and as a reasonable and prudent operator, insofar as no such Claims, demands, causes of action, damages, or liabilities relating to such interim operation are attributable to the gross negligence or willful misconduct of Seller.

14.3                        Removal of Signs - Buyer shall promptly, but no later than required by applicable laws or twenty (20) Business Days after the Closing Date, whichever is earlier, remove any signs and references to Seller and shall erect or install all signs complying with any applicable laws, including, but not limited to, those showing the Buyer as operator of the Assets.

14.4                        Third-Party Notifications - Buyer shall make all notifications to all Governmental Authorities, “one call services” and similar groups associated with the operation of the Assets within ten (10) Business Days of Closing.  A copy of all such notifications shall be provided to Seller pursuant to the notice provisions contained in Article 18 hereof.

14.5                        No Negotiation - Until the Closing or the earlier termination of this Agreement, Seller shall not (i) solicit, directly or indirectly, any offer to acquire any of the Assets, or (ii) enter into any negotiations with, or enter into any agreement that provides for the acquisition of the Assets, or any portion thereof, by any Person other than Buyer; provided, however, that this Section 14.5 shall not apply with respect to the solicitation, negotiation or entering into of any agreement associated with the exercise of Preferential Purchase Rights.

14.6                        Release of Indebtedness - On or before Closing, Seller shall (a) obtain a full release effective as of Closing of all mortgages, deeds of trust, liens and security interests, if any, burdening or encumbering all or any portion of the Assets that it is required to convey at the Closing which were created by Seller or any Affiliate of Seller to secure indebtedness, and (b) deliver to Buyer a duly executed and acknowledged agreement evidencing such full release effective as of the Closing Date, which release shall be in form and substance reasonably acceptable to Buyer.

ARTICLE 15

15.                               EXCHANGE PROVISION

Seller and Buyer, respectively, shall have the right, prior to Closing, to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for the Assets at any time prior to Closing.  If such Party elects to affect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to affect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that such Seller and/or Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties.  The electing Party shall indemnify and hold the other Party and its affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Article 15 pursuant to the request of the electing Party.

ARTICLE 16

16.                               ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

16.1                        Definitions - For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its affiliates, all successors, heirs and assigns of Buyer and its affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners or agents of any of the foregoing.  For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Seller and its Affiliates, all successors, heirs and assigns of Seller and its affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners or agents of any of the foregoing.

16.2                        Buyer’s Assumption of Obligations

16.2.1              Assumed Obligations - Subject to Closing occurring, and further subject to the Seller’s indemnification provisions of Section 16.4 and the special warranty of title in the Conveyances, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged):

(a)                                 all of the obligations, liabilities and Claims of the Seller, known or unknown, with respect to, the payment and/or performance of all production, severance and excise Taxes (but specifically excluding Income Taxes and other Taxes for which Seller is responsible under Section 16.4), leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods from and after the Effective Time;

(b)                                 all of the obligations, liabilities and Claims of Seller, known or unknown, with respect to the Assets, but only insofar as the same arise on, or after, and are attributable to actions, occurrences and operations conducted from and after the Effective Time, including, but not limited to,

(i)                                     claims for damages to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising from and after the Effective Time;

(ii)                                  any other claims arising, directly or indirectly from, or incident to, the use, occupation, operation (including but not limited to royalty and accounting claims or production or pipeline imbalances) or maintenance of any of the Assets arising or occurring from and after the Effective Time;

(c)                                  the obligations, liabilities and Claims associated with the matters described on Schedule 5.9; and

(d)                                 all of those liabilities and obligations described in Section 16.2.2,

(collectively (a), (b), (c), and (d) shall be referred to as the “Assumed Obligations” provided, however, that the Assumed Obligations shall not include the Retained Environmental Liabilities).

16.2.2              Environmental Assumed Obligations – Subject to Closing occurring, and further subject to the Seller indemnification provisions of Section 16.4:

(i)                                     THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE

RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS.

(ii)                                  THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND EXCEPT TO THE EXTENT CONSTITUTING RETAINED ENVIRONMENTAL LIABILITIES, THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME.  BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS.

(iii)                               NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE ASSUMED OBLIGATIONS SHALL NOT INCLUDE THE RETAINED ENVIRONMENTAL LIABILITIES AND BUYER SHALL NOT BE OBLIGATED UNDER THIS AGREEMENT TO INDEMNIFY, DEFEND, RELEASE OR HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY CLAIMS IN FAVOR OF ANY PERSON ARISING FROM OR RELATING TO ANY OF THE RETAINED ENVIRONMENTAL LIABILITIES.

16.3                        Buyer’s General Indemnity - Buyer shall, upon Closing, defend, indemnify, release and hold Seller Group harmless from and against any and all Claims in favor of any Person arising from or relating to:

(i)                                     Buyer’s breach of any of its (A) Fundamental Representations or (B) other representations and warranties in this Agreement,

(ii)                                  Buyer’s breach of any of its covenants and agreements in and under this Agreement, and

(iii)                               the Assumed Obligations,

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP.

16.4                        Seller’s General Indemnity - Seller shall, upon Closing, defend, indemnify, release and hold Buyer Group harmless from and against any and all Claims in favor of any Person arising from or related to:

(i)                                     Seller’s breach of any of its (A) Fundamental Representations or (B) other representations and warranties in this Agreement;

(ii)                                  Seller’s breach of any of its covenants and agreements in and under this Agreement;

(iii)                               except to the extent Buyer is required to indemnify Seller pursuant to the provisions of Article 8, any and all of the obligations, liabilities and Claims, express or implied, known or unknown, with respect to the Assets, or the use, ownership, operation or disposition of the Assets arising before (or otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases, Easements, Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority;

(iv)                              except to the extent Buyer is required to indemnify Seller pursuant to the provisions of Article 8, any Claims for damage to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising before the Effective Time;

(v)                                 any other Claims arising directly or indirectly from, or incident to, the use, occupation, operation (including, but not limited to, royalty and accounting Claims) or maintenance of any of the Assets, and arising or accruing prior to the Effective Time;

(vi)                              the failure of Seller to properly pay when due all Taxes, royalties, overriding royalties, production payments, and working interest payments relating to the Assets and attributable to periods prior to the Effective Time;

(vii)                           any and all of the obligations, liabilities and Claims, express or implied, known or unknown, with respect to the Retained Assets or the use, ownership or disposition of the Retained Assets without regard to the time period during which they are attributable, whether prior to, on or after the Effective Time under any theory of liability;

(viii)                        any liability or obligation relating to any pending lawsuits, arbitrations or similar proceedings;

(ix)                              the Retained Environmental Liabilities; and

(x)                                 without duplication, for Income Taxes attributable to the Assets prior to and through the Closing Date or arising in connection with the consummation of the transactions contemplated hereby;

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP; PROVIDED, HOWEVER, THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTIONS 16.4(i)(B) AND (ix) ABOVE SHALL APPLY ONLY FOR A PERIOD OF FIFTEEN (15) MONTHS FOLLOWING THE CLOSING DATE; FURTHER PROVIDED, HOWEVER, THAT THERE SHALL BE NO TERMINATION OF ANY BONA FIDE CLAIM REGARDING THE MATTERS COVERED BY SECTIONS 16.4(i)(B) AND (ix), WHICH ARE ASSERTED PURSUANT TO THIS AGREEMENT ON OR BEFORE FIFTEEN (15) MONTHS AFTER THE CLOSING DATE.

16.5                        Limitation on Indemnification - Notwithstanding anything to the contrary contained herein,

(a)                                 Seller shall have no obligation to indemnify Buyer under Section 16.4(i)(B) unless, and then only to the extent that, the aggregate amounts attributable to all Claims for which Buyer would be entitled to indemnification (but for the provisions of this Section 16.5) exceeded a deductible equal to two percent (2%) of the Base Purchase Price.  Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for the indemnification under Section 16.4(i)(B) shall not exceed sixty-five percent (65%) of the Base Purchase Price.

(b)                                 For purposes of determining whether there has been a breach of any representation or warranty by Seller hereunder and the amount of Claims associated therewith, (i) the representations and warranties of Seller shall, for purposes of this Article 16, be read without giving effect to any materiality or qualification with a similar meaning in such representation or warranty and (ii) the knowledge qualifier referenced in the first sentence of the last paragraph of Section 5.20(a) shall be disregarded for purposes of this Article 16.

(c)                                  This Section 16.5 shall not limit a Party’s obligation to indemnify the other Party hereunder with respect to a Claim involving fraud.

16.6                        Further Limitation on Indemnification - Neither Party shall have any obligation under Article 16 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Post Closing Statement, provided such Party has paid such amounts due pursuant to this Agreement.

16.7                        Indemnification Procedures

16.7.1              General - All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 16.7.  Any person entitled to indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Party against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

16.7.2              Claim Notice - In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”).  To the extent any Losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim.  Failure to provide such Claim Notice with reasonable promptness shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced thereby; provided, that the Indemnifying Party shall not be obligated to defend, indemnify or hold harmless an Indemnified Party with respect to a third party claim until a Claim Notice meeting the foregoing requirement is furnished to the Indemnifying Party by the Party seeking indemnity on behalf of the Indemnified Parties hereunder.

16.7.3              Notice Period - The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the other Party on behalf of the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to the claim specified in such Claim Notice and/or (ii) with respect to any Losses arising out of, associated with, or relating to third party claims specified in such Claim Notice, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Losses.  In the event that the Indemnifying Party notifies the other Party on behalf of the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  In the event the Indemnifying Party fails to notify the other Party on behalf of the Indemnified Party within the Notice Period, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under Article 16 applies until the Indemnifying Party assumes such defense.

16.7.4              Cooperation - If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claims and Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaims against the third party asserting such Losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party).  Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the losses at issue.

16.7.5              Settlement - No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.  No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

ARTICLE 17

17.                               CASUALTY LOSS

If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event.  Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged or destroyed Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction.  If any Casualty Defect exists at Closing, at Seller’s option, Buyer shall proceed to purchase the damaged Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect.  In the event the Parties cannot agree on such value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Article 17, all adjustments applicable to Casualty Defects shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Casualty Defects; provided, however, that if the amount of the adjustments agreed upon by the Parties (or, if not so agreed upon as reasonably determined by Buyer) for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently close and consummate the transaction as to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute.  Notwithstanding anything to the contrary contained in this Article 17, Seller shall be entitled to retain all insurance proceeds, if any, and claims against other parties relating to any such Casualty Defect.  For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

ARTICLE 18

18.                               NOTICES

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, three (3) Business Days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, next day delivery, one (1) Business Day after sending.  All notices shall be addressed as follows:

BUYER	SELLER

BAKKEN HUNTER, LLC	SAMSON RESOURCES COMPANY
c/o Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650 Houston, Texas 77056	Two West Second Street Tulsa, Oklahoma 74103-3103
Attention: Mr. Paul Johnston	Attention: Scott Rowland
Phone: 832-203-4533	Phone: 918-591-1221
Fax: 832-369-6992	Fax: 918-591-7221
Email: pjohnston@magnumhunterresources.com	Email: srowland@samson.com

with a copy to:	with a copy to:

WILLISTON HUNTER, INC.	SAMSON RESOURCES COMPANY
410 17th St., Suite 1000	Two West Second Street
Denver, Colorado 80202	Tulsa, Oklahoma 74103-3103
Attention: Mr. Glenn Dawson	Attention: Annabel M. Jones
Phone: 720-536-3670	Phone: 918-591-1006
Fax: 720-285-1939	Fax: 918-591-7006
Email: gdawson@willistonhunter.com	Email: ajones@samson.com

with a copy to (which shall not constitute notice hereunder):

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Mr. Craig Vogelsang
Phone: 713-651-8208
Fax: 713-651-5246
Email: cvogelsang@fulbright.com

ARTICLE 19

19.                               TERMINATION

19.1                        Termination - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                 by the mutual written agreement of Buyer and Seller;

(b)                                 by written notice from either Buyer or Seller if Closing has not occurred on or before December 31, 2012; provided, however, that no Party may terminate this Agreement pursuant to this Section 19.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date;

(c)                                  by written notice from either Buyer or Seller if the aggregate sum of (i) the Title Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) for all Title Defects timely and properly asserted pursuant to Article 7, (ii) the Environmental Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) for all Environmental Defects timely and properly asserted pursuant to Article 8, and (iii) the Casualty Defect amounts (such amounts being the amounts agreed upon by the Parties (or, with respect to all amounts for which the Parties do not agree, such amounts being equal to fifty percent (50%) of the sum of Seller’s reasonable good faith estimate of such amounts plus Buyer’s reasonable good faith estimate of such amounts)) pursuant to Article 17 exceed the Termination Threshold;

(d)                                 by written notice from either Buyer or Seller if (i) any of the representations and warranties of the other Party contained in this Agreement shall not be true or correct in all material respects (provided, that any such representation or warranty that is already qualified by materiality shall not be further qualified); or (ii) the other Party shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Seller or Buyer, as the case may be, to such other Party; provided, that any such cure period shall not extend beyond the date set forth in Section 19.1(b) and shall not extend such date; or

(e)                                  by Seller pursuant to and in accordance with Section 3.2(b).

19.2                        Liabilities Upon Termination; Deposit Amount - If this Agreement terminates, as described in Sections 19.1(a) through (d) above, then the entire Deposit, plus the actual interest earned thereon, shall be released and paid to Buyer from the Escrow Account in accordance with the Escrow Agreement and all obligations of the Parties under this Agreement shall thereafter terminate and be of no further force and effect, except that the provisions of Sections 20.4 and 20.5 and the Parties’ obligations under the Escrow Agreement shall survive; provided, however, that if this Agreement is terminated because of either:

(a)                                 a breach of this Agreement by the Seller or because Buyer’s conditions to Closing are not satisfied as a result of Seller’s failure to comply with its obligations under this Agreement (and, as a result, Buyer elects to terminate this Agreement under Section 19.1(b) or 19.1(d) above), then Buyer shall be entitled to receive the Deposit, plus the actual interest earned thereon, and shall also be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise; or

(b)                                 a breach of this Agreement by Buyer or because Sellers’ conditions to Closing are not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement (and, as a result, Seller elects to terminate this Agreement under Section 19.1(b) or 19.1(d) above), then Seller shall be entitled to receive the Deposit, plus the actual interest earned thereon as liquidated damages (and the Parties hereby acknowledge and agree that the extent of damages to Seller occasioned by such breach or default or failure by Buyer would be impossible or extremely impractical to ascertain and that the Deposit, plus the actual interest earned thereon, is a fair and reasonable estimate of such damage) as Seller’s sole and exclusive remedy, all other remedies being expressly waived by Seller.

(c)                                  if Seller is entitled to receive the Deposit together with the actual interest earned thereon pursuant to Section 19.2(b), Buyer and Seller agree to promptly direct the Escrow Agent in writing to make such payment to Seller in accordance with the terms of the Escrow Agreement.  If Buyer is entitled to receive the Deposit together with the actual interest earned thereon pursuant to Section 19.2, Buyer and Seller agree to promptly direct the Escrow Agent in writing to make such payment to Buyer in accordance with the terms of the Escrow Agreement.

ARTICLE 20

20.                               MISCELLANEOUS

20.1                        Entire Agreement - This Agreement, the Escrow Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement among the Parties.  Any previous negotiations or communications among the Parties are merged herein.

20.2                        Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, permitted assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties. Except for the Fundamental Representations and except with respect to any claims involving fraud, the representations and warranties made by Seller and Buyer under Articles 5 and 6 shall continue in full force and effect for a period of fifteen (15) months from and after the Closing Date, provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such representations and warranties prior to its expiration date.  All Fundamental Representations, promises, agreements, releases, and indemnities made in this Agreement or in the Conveyances shall survive Closing indefinitely.

20.3                        Selected Arbitration - Any disputes under Sections 7.4.3, 8.2.3, 11.3, and 17 that specifically refer to this Section 20.3 shall be resolved by arbitration to be conducted in Denver, Colorado, by a single arbitrator (i) for title matters under Section 7.4.3 who shall be a title attorney, in good standing, with at least ten (10) years experience in oil and gas title matters involving properties in the regional area in which the Assets are located, (ii) for environmental matters under Section 8.2.3 shall be an environmental attorney, in good standing, with at least ten (10) years experience in environmental matters involving oil and gas properties in the regional area in which the Assets are located, or (iii) for matters under Section 11.3 or Article 17 shall be an accountant employed with a nationally recognized independent accounting or consulting firm with at least ten (10) years oil and gas experience in the regional area in which the Assets are located, who in each case shall be selected by mutual agreement of Buyer and Seller within fifteen (15) Business Days after referral of the disputed matter to arbitration, and absent such agreement, by the Denver office of the American Arbitration Association (the “Defect Arbitrator”).  The Defect Arbitrator shall not have been employed by or performed services to either Seller or Buyer for a period of five (5) years prior to the Closing Date.  The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 20.3.  The Defect Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  Additionally, the Defect Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum or environmental engineers.  The Defect Arbitrator shall act as an expert for the limited purpose of determining the specific dispute referred to the Defect Arbitrator and may not award damages, interest or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear its own respective legal fees and other costs of presenting this case.  Seller, on one part, and Buyer, on the other part, shall bear one-half of the costs and expenses of the Defect Arbitrator, including any costs incurred by the Defect Arbitrator that are attributable to such third party consultation.  Except as expressly set forth above, no other dispute under this Agreement shall be resolved by arbitration, except by the mutual agreement of the Parties.

20.4                        Confidentiality - In the event of termination of this Agreement pursuant to Article 19, the Parties agree to keep all of the terms of this transaction confidential except (a) as otherwise required by applicable law, regulation or legal process or as required pursuant to a Preferential Purchase Right notice or similar provision, (b) either Party may make a public disclosure with respect to the termination of this Agreement and (c) to the extent necessary to enforce the terms of this Agreement.  Furthermore, any additional information obtained as a result of Buyer’s access to the Assets which does not specifically relate to the Assets shall continue to be treated as confidential except as otherwise required by applicable law, regulation or legal process.

20.5                        Choice of Law - THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.

20.6                        Assignment - The rights and obligations under this Agreement may not be assigned at any time by any Party without the prior written consent of the other Party.

20.7                        No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

20.8                        Amendments - Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.

20.9                        Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile transmission of signatures pages with original signature pages to promptly follow in due course.

20.10                 Third-Party Beneficiaries - Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto except for the Buyer Group and the Seller Group.

20.11                 Specific Performance - Subject to the provisions of Article 19, Buyer and Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to seek the enforcement of any provision of this Agreement by a decree of specific performance.

20.12                 Public Communications - Neither Party, nor its respective affiliates, employees, agents or representatives shall disclose to any Person this Agreement or the subject matter or terms hereof (or, with respect to Seller, any information or data contained in the Records) without the prior written consent of the other Party, except (i) as may be required by law or stock exchange rule, or regulation; (ii) either Party may disclose any such information to such Party’s affiliates and its or its affiliates respective employees, lenders, counsel or accountants; (iii) either Party may make such public disclosure with respect to the execution of this Agreement and the consummation of the transactions contemplated hereby as it so desires; provided, however, that such Party shall consult with the other Party prior to making any such public disclosure that specifically references the other Party and, if requested by the other Party, omit said Party’s name from such disclosure; and (iv) after the date hereof Buyer may communicate with respect to the customers, suppliers, vendors and employees of Seller and its affiliates for purposes of transitioning the ownership and operation of the Assets from Seller to Buyer upon the Closing.  Except as provided in clause (iii) of this Section 20.12, no press release or other public announcement related to this Agreement hereby shall be issued by either Party or any of their affiliates without the other Party’s prior written approval.

20.13                 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

20.14                 Expenses - Each of the Parties shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees.  Buyer shall be responsible for the cost of all fees for the recording of the Conveyances relating to the Assets.  All other costs shall be borne by the Party incurring them.

20.15                 Waiver of Consumer and Other Rights - Seller and Buyer intend that Buyer’s rights and remedies with respect to the transaction contemplated by this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with the transaction contemplated by this Agreement shall be governed by legal principles other than the Texas Deceptive Trade Practices Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41, et seq. (Vernon 1987) (the “DTPA”) or similar laws in other states.  BUYER WAIVES IT RIGHTS UNDER THE DTPA SPECIFICALLY INCLUDING SECTION 17.41 ET. SEQ., VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, OR ANY SIMILAR STATE OR FEDERAL LAW.  AFTER AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER ACKNOWLEDGES THAT THE DISCLAIMERS AND WAIVERS GIVEN IN AND UNDER THIS AGREEMENT SHALL BE CONSIDERED MATERIAL AND INTEGRAL PARTS OF THIS AGREEMENT, WITH CONSIDERATION GIVEN THEREFORE, AND ACKNOWLEDGES THAT ALL DISCLAIMERS AND WAIVERS ARE “CONSPICUOUS” AND HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY

CONSENTED TO ALL DISCLAIMERS AND WAIVERS.  Buyer hereby warrants and represents to Seller, as of the date hereof and as of the Closing Date, that (i) Buyer is not in a significantly disparate bargaining position, (ii) Buyer has been represented by legal counsel in connection with the transaction contemplated by this Agreement, which transaction does not involve the purchase or lease of a family residence occupied or to be occupied as a residence, and which transaction is for a consideration paid or to be paid that exceeds $500,000.00 and (iii) Buyer is a business consumer with assets of $5,000,000.00 or more and has knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction.  Buyer acknowledges that the Purchase Price is predicated upon this waiver of the DTPA and similar laws in other states and the inapplicability of the DTPA and similar laws in other states and Buyer’s representations and warranties contained in this Section 20.15, and the Seller, in determining to proceed with entering into this Agreement, have expressly relied upon this waiver and the inapplicability of the DTPA and similar laws in other states and Buyer’s representations and warranties contained in this Section 20.15.

20.16                 Non-Business Days - If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

“SELLER”		“BUYER”

SAMSON RESOURCES COMPANY		BAKKEN HUNTER, LLC

By:	/s/ Scott Rowland	By:	/s/ Glenn Dawson
Name:	Scott Rowland	Name:	Glenn Dawson
Title:	Attorney-in-Fact	Title:	President